                              AMENDED AND RESTATED

                     LOEWEN 1996 OPERATING CREDIT AGREEMENT

                              DATED FOR REFERENCE

                                 JULY 15, 1996


                          (AMENDING AND RESTATING THE
                       OPERATING CREDIT AGREEMENT DATED
                   FOR REFERENCE AUGUST 15, 1994, AS AMENDED
                       BY A FIRST AMENDMENT TO OPERATING
                          CREDIT AGREEMENT DATED FOR
                          REFERENCE JUNE 30, 1995 AND
                      AN ACKNOWLEDGED LETTER OF AMENDMENT
                            DATED OCTOBER 19, 1995)

BETWEEN:

                              THE LOEWEN GROUP INC.

AND:

                              ROYAL BANK OF CANADA

                               TABLE OF CONTENTS

                                                                       PAGE

Description of Parties                                                   1
Recitals                                                                 1

PART I           INTERPRETATION                                          1


Paragraph 1.1    Definitions                                             1
Paragraph 1.2    Applicable Law                                          23
Paragraph 1.3    Severability                                            23
Paragraph 1.4    Successors and Assigns                                  23
Paragraph 1.5    Included Words                                          23
Paragraph 1.6    Headings and Marginal References                        23
Paragraph 1.7    Cross References                                        23
Paragraph 1.8    Use of Word "Including"                                 23
Paragraph 1.10   Expiration of Summary of Principal Terms
                 and Conditions                                          24
Paragraph 1.11   Currency                                                24
Paragraph 1.12   Payment Dates and Interest Calculation                  24
Paragraph 1.13   Accounting Terms                                        24
Paragraph 1.14   Schedules                                               24

PART II          REPRESENTATIONS AND WARRANTIES                          25

PART III         THE CREDIT FACILITY                                     27

Paragraph 3.1    Establishment of the Credit Facility                    27
Paragraph 3.2    Nature of the Credit Facility                           27
Paragraph 3.3    Currencies and Other Options Under the Credit Facility  27
Paragraph 3.4    Treasury Contracts                                      27
Paragraph 3.5    Interest on Advances Under the Credit Facility          28
Paragraph 3.6    Interest and Fee Rate Adjustments                       28
Paragraph 3.7    Interest on Eurocurrency Advances Spanning
                 More Than One Applicable Interest Rate                  29
Paragraph 3.8    Interest Act of Canada                                  29
Paragraph 3.9    Manner of Making Advances                               29
Paragraph 3.10   Notice for Canadian Advances and U.S. Advances
                 Under the Credit Facility                               30
Paragraph 3.11   Notice for Eurocurrency Advances Under the
                 Credit Facility                                         30
Paragraph 3.12   Eurocurrency Notice Particulars                         30
Paragraph 3.13   Conversions of Borrowings                               30
Paragraph 3.14   Payment of Interest on Eurocurrency Advances            31
Paragraph 3.15   Default Interest                                        32
Paragraph 3.16   Indemnity for Out-of-Pocket Expenses                    32
Paragraph 3.17   Effective Time for Part III Notices                     32

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                                      ii

Paragraph 3.18   Increased Costs                                         32
Paragraph 3.19   Borrower's Option on Receipt of Certificate             33
Paragraph 3.20   Increased Cost Limitation                               34
Paragraph 3.21   Eurocurrency Funds Not Available                        34
Paragraph 3.22   Payment of Compensation Amount                          35
Paragraph 3.23   Borrower's Right to Revolve the Credit Facility         35
Paragraph 3.24   Repayment of Credit Facility                            35
Paragraph 3.25   Currency of All Payments                                35
Paragraph 3.26   Borrower's Right to Cancel Available Amount of
                 Credit Facility                                         36
Paragraph 3.27   Standby Fees                                            36
Paragraph 3.28   Standby Fees Waived                                     36
Paragraph 3.29   Evidence of Indebtedness                                36
Paragraph 3.30   Substitute Basis of Borrowing for Eurocurrency
                 Advances                                                37
Paragraph 3.31   Illegality for Eurocurrency Advances                    37
Paragraph 3.32   Agreement Letters of Credit and Guarantee Letters       38
Paragraph 3.33   Exchange Rate Fluctuations                              39
Paragraph 3.34   Determination of Available Amount of the Credit
                 Facility                                                39

PART IV          BANKERS' ACCEPTANCES                                    39

PART V           SECURITY FOR BORROWINGS                                 42

PART VI          CREDIT FACILITIES CONDITIONS PRECEDENT                  42

Paragraph 6.1    Conditions Precedent to Initial Borrowings              42
Paragraph 6.2    Conditions Precedent to Subsequent Borrowings           45

PART VII         COVENANTS OF THE BORROWER                               45

Paragraph 7.1    Covenants                                               45
                 - Positive Covenants                                    45
                 - Negative Covenants                                    47
                 - Reporting Covenants                                   48
                 - Financial Covenants                                   49

PART VIII        EVENTS OF DEFAULT                                       51

Paragraph 8.1    Definition of Event of Default                          51
Paragraph 8.2    Remedies                                                53
Paragraph 8.3    Outstanding Guarantee Letters, Agreement
                 Letters of Credit, Etc., on Acceleration Debt           53
Paragraph 8.4    Remedies Cumulative                                     54
Paragraph 8.5    Waivers                                                 54

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                                      iii

Paragraph 8.6     Application of Payments Following Acceleration         54

PART IX           GENERAL                                                54

Paragraph 9.1     Waiver or Modification                                 54
Paragraph 9.2     Amendments and Waiver Procedures                       55
Paragraph 9.3     Successors and Assigns                                 55
Paragraph 9.4     Time of the Essence                                    55
Paragraph 9.5     Further Assurances                                     55
Paragraph 9.6     Set-Off                                                55
Paragraph 9.7     Judgement Currency                                     56
Paragraph 9.8     Account Debit Authorization                            56
Paragraph 9.9     Expenses                                               56
Paragraph 9.10    Survival of Representations and Warranties             56
Paragraph 9.11    Notice Procedure                                       57
Paragraph 9.12    Notice Received                                        57
Paragraph 9.13    Indemnity                                              57
Paragraph 9.14    Counterparts                                           57
Paragraph 9.15    Reasonable Consent or Approval of the Parties          57
Paragraph 9.16    Entire Agreement                                       57

Execution                                                                58

Schedule A        Interest and Fee Rates
Schedule B        Outstanding Litigation
Schedule C        Indebtedness Existing on March 31, 1996
Schedule D        Officers' Compliance Certificate

THIS AMENDED AND RESTATED OPERATING CREDIT AGREEMENT entitled, "LOEWEN 1996 OPERATING CREDIT AGREEMENT" is dated for reference July 15, 1996.

BETWEEN: THE LOEWEN GROUP INC., a British Columbia company having its head office at 4126 Norland Avenue, Burnaby, British Columbia, Canada V5G 3S8

AND: ROYAL BANK OF CANADA, a Canadian chartered bank having its head office in the City of Montreal, Quebec, Canada and a branch office at 1025 West Georgia Street, Vancouver, British Columbia, Canada

W H E R E A S:

A. Royal, the Borrower and LGII entered into the Original Operating Credit Agreement;

B. The Original Operating Credit Agreement was amended by a First Amendment to Operating Credit Agreement dated for reference June 30, 1995 and an acknowledged letter of amendment dated October 19, 1995;

C. LGII, as borrower, and the Borrower, as guarantor, entered into the 1996 Credit Agreement and became parties to the Collateral Trust Agreement pursuant to which the lenders under the 1996 Credit Agreement became secured creditors of LGII;

D. Royal became a secured party under the Collateral Trust Agreement in respect of advances under the Original Operating Credit Agreement, as amended, and has terminated and released all of those certain guarantees provided by LGII, Loewen Financial Corporation and Neweol Finance B.V. in respect of the Original Operating Credit Agreement, as amended;

E. Royal, the Borrower and LGII have agreed that the Original Operating Credit Agreement, as amended, shall be amended and restated to set forth the revised terms and conditions which are to govern the Credit Facility and which release LGII as a party to the amended and restated Original Operating Credit Agreement.

      WITNESSETH THAT in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree each with the other as follows:

                                     PART I
                                 INTERPRETATION

1.1   DEFINITIONS

      Where used in the Agreement, the following terms shall have the following meanings:

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                                      -2-

                                     PART I
                                 INTERPRETATION

1.1   DEFINITIONS

      Where used in the Agreement, the following terms shall have the following meanings:

      a) "1996 CREDIT AGREEMENT" means the Credit Agreement dated as of May 15, 1996 among LGII, as the borrower, TLGI, as a guarantor, the lenders named therein, as the lenders, Goldman, Sachs & Co., as the documentation agent, and Bank of Montreal as letter of credit issuer, swing line lender and agent, as amended, restated, supplemented or otherwise modified;

      b) "ACQUISITION" means any transaction, or any series of related transactions, by which the Borrower or any of its Subsidiaries:

           i) acquires any going business or all or substantially all of the assets of any firm, corporation, limited liability company, partnership or other Person, or (as applicable) any operation or division thereof which constitutes a going business, whether through purchase of assets, merger or otherwise, or

           ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership, membership interests of a limited liability company, or other ownership interests of any Person;

      c)   "ADDITIONAL AMOUNT" shall have the meaning ascribed thereto in
           Section 3.18;

      d) "ADJUSTED EBITDA" means at any time for the four-quarter period then most recently ended the sum of:

           i) EBITDA of the Borrower and LGII and the other Subsidiaries for such four-quarter period determined on a consolidated basis, plus

           ii) EBITDA for such four-quarter period of all Persons acquired by the Borrower, LGII or the other Subsidiaries during the six-month period ending on the last day of such four-quarter period (but only to the extent the Acquisitions of such Persons constituted Permitted Acquisitions), less

           iii) all amounts included in the foregoing Section (ii) to the extent such amounts are included in the foregoing Section (i)
           provided that EBITDA of any such acquired Person shall be determined on the basis of actual EBITDA for such acquired Person as set forth in the financial statements of such acquired Person, which financial statements shall be (x) audited for the portion of such four-quarter period which falls within the most recently ended fiscal year of such acquired Person ended prior to the date on which such Person became a Subsidiary of the Borrower, LGII or another Subsidiary and unaudited for the portion of such four-quarter period which falls after the end of the most recently ended fiscal year of such acquired Person ended prior to the date on which such Person became a Subsidiary of the Borrower, LGII or another Subsidiary if the total consideration payable in connection with such Acquisition is in excess of US$25,000,000, and (y) unaudited for such four-quarter period if the total consideration payable in connection with such Acquisition is US$25,000,000 or less;

      e) "ADVANCES" means Canadian Advances, Eurocurrency Advances and U.S. Advances;

      f) "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock by contract or otherwise;

      g) "AGREEMENT" means this amended and restated committed operating credit agreement entitled, "Loewen 1996 Operating Credit Agreement" dated for reference July 15, 1996, as amended, restated, modified, supplemented, extended or renewed from time to time;

      h) "AGREEMENT LETTERS OF CREDIT" means letters of credit issued by Royal pursuant to Section 3.32;

      i) "ANNOUNCEMENT DATE" means the date on which any of the Rating Agencies announces a rating change which will increase or decrease the rates of interest, acceptance fees, standby fees and other fees and amounts payable by the Borrower pursuant to the Agreement;

      j) "BANKERS' ACCEPTANCES" means Drafts in multiples of not less than $100,000 or US$100,000, as the case may be, Face Amount and aggregating immediately following availment on any day at least $500,000, or US$500,000, as the case may be, each for periods of not less than one month nor more than one year (excluding in each case days of grace) drawn by the Borrower (or, in the case of Jumbo Bankers' Acceptances, drawn by Royal on behalf of the Borrower) in Canadian Funds or U.S. Funds, as the case may be, and accepted as provided in Part IV;

      k) "BANKING DAY" means a day which is both a Business Day and a day on which dealings in U.S. Funds by and between banks in the London, England interbank market may be conducted;

      l) "BORROWER" means The Loewen Group Inc., its successors and permitted assigns;

      m) "BORROWER'S LINES OF BUSINESS" means the lines of business conducted as of the date of the 1996 Credit Agreement by the Borrower or LGII or any of their respective Subsidiaries and shall include the making by the Borrower, LGII or any of their Subsidiaries, from time to time, of equity and debt investments in, or to, Persons which are engaged primarily in any one or more of the funeral, funeral home, cemetery and funeral-related insurance businesses;

      n) "BORROWING" means a utilization by the Borrower of the Credit Facility by way of Canadian Advances, U.S. Advances or Eurocurrency Advances, and, if an advance has been made by Royal with respect to Bankers' Acceptances, Agreement Letters of Credit and Guarantee Letters, the utilization by the Borrower of Canadian Advances or U.S. Advances, as the case may be, in respect of such Bankers' Acceptances, Agreement Letters of Credit and Guarantee Letters and "Borrowings" means the aggregate of such utilizations;

      o) "BORROWING OPTION" means any of the borrowing options available to the Borrower pursuant to Section 3.3;

      p) "BRANCH OF ACCOUNT" means the account of the Borrower established by and to be maintained at Royal's main branch in New Westminster, British Columbia or elsewhere as may be agreed between the Borrower and Royal;

      q) "BREAKAGE COSTS" means any cost, liability or termination payment incurred or owed to Royal as a result of the termination of a Treasury Contract;

      r) "BUSINESS DAY" means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Toronto, Ontario, Canada and Vancouver, British Columbia, Canada;

      s) "CANADIAN ADVANCE" means any advance or conversion under the Credit Facility requested by the Borrower in Canadian Funds and advanced by Royal in Canadian Funds or determined as such pursuant to
           Section 4.12;

      t)   "CANADIAN FUNDS" and "CDN$" means lawful currency of Canada;

      u) "CAPITAL LEASE" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP;

      v) "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP;

      w) "CDOR RATE" means that annual rate of interest equal to the average "BA 1 Month" interest rates for Canadian Funds bankers' acceptances displayed and identified as such on the "Reuters Screen CDOR Page" (as defined by International Swap Dealer Association, Inc., as modified and amended from time to time) as of 10:00 a.m. local time at Toronto, Ontario on any particular day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Royal after 10:00 a.m. local time at Toronto, Ontario to reflect any error in a posted rate of interest or in the posted average annual rate of interest). If such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be calculated as the arithmetic mean of the 30 day rates applicable to Canadian Funds bankers' acceptances quoted by three major Canadian Schedule I chartered banks as of 10:00 a.m. local time at Toronto, Ontario on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. The three major Canadian Schedule I chartered banks shall, unless the Borrower and Royal otherwise agree, be Canadian Imperial Bank of Commerce, Royal and The Toronto-Dominion Bank;

      x) "CHARTER" means, as the context requires, the constating documents of the Borrower, and includes any amendments thereto;

      y) "CHIEF FINANCIAL OFFICER" means that person responsible for reporting to the board of directors of the Borrower on the financial condition and performance of the Borrower and its Subsidiaries, or any person designated as such;

      z) "CLASS B INVESTED AMOUNT" has the meaning specified in the Pooling and Servicing Agreement dated as of November 15, 1994, among The First National Bank of Atlanta, doing business as Wachovia Bank Card Services, as seller, Wachovia Bank of Georgia, N.A., as servicer and Banc One Columbus, N.A., as trustee;

      aa) "CLOSING DATE" means July 31, 1996 or such earlier or later date as the parties hereto may agree upon in writing;

      ab) "COLLATERAL TRUST AGREEMENT" means the agreement named as such dated as of May 15, 1996 among Bankers Trust Company, as trustee, the Borrower, LGII and various other pledgors as amended or modified and in effect from time to time;

      ac) "COLLATERAL TRUST SECURITY" means the security afforded to Class A Secured Parties (as defined in the Collateral Trust Agreement) pursuant to the provisions of the Collateral Trust Agreement;

      ad) "COMPENSATION AMOUNT" means an amount equal to any loss, expense or costs incurred by Royal as a direct result of prepayment of a Eurocurrency

           Advance, whether by way of repayment or conversion, prior to the Eurocurrency Maturity Date, including any costs incurred in maintaining or redeploying deposits obtained by Royal to fund such Eurocurrency Advance;

      ae) "CONSOLIDATED CAPITALIZATION" means at any time of determination, the sum of:

           i)   the Consolidated Indebtedness of the Borrower at such time, and

           ii)  the Consolidated Net Worth of the Borrower at such time;

      af) "CONSOLIDATED FIXED CHARGES" means, for any period, without duplication, the sum of the amounts for such period of:

           i)   Consolidated Interest Charges, and

           ii)  the product of:

                A. the aggregate amount of dividends and other distributions paid or accrued during such period in respect of:

                    (1) preferred stock of the Borrower, LGII or any other Subsidiary (but exclusive of preferred stock issued to the Borrower or an Affiliate of the Borrower), and

                    (2) capital stock of the Borrower which is or may be redeemable or convertible into debt prior to the Maturity Date, and

                B. for each such dividend or distribution, a multiplier, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of the Borrower and its Subsidiaries determined on a consolidated basis, such multiplier to be expressed as a decimal, provided that the multiplier in Section (ii)B. shall be deemed to be one if such dividend or other distribution described in the preceding Section (ii)A. is fully tax deductible;

      ag) "CONSOLIDATED FIXED CHARGES COVERAGE RATIO" means, with respect to a Transaction Date (hereinafter defined), the ratio of (x) EBITDA for the full fiscal quarter immediately preceding the date of the transaction ("TRANSACTION DATE") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such full fiscal quarter period being referred to herein as the "PRIOR QUARTER") to (y) the amount of Consolidated Fixed Charges for the Prior Quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, the incurrence of any Indebtedness of the

           Borrower or any of its Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Prior Quarter to and including the Transaction Date ("REFERENCE PERIOD"), including the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period. Furthermore, in calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of Consolidated Fixed Charges Coverage Ratio:

           i) interest on outstanding Indebtedness determined on a fluctuating basis as at the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, and

           ii) interest on any Indebtedness which is actually incurred on the Transaction Date and which may optionally be determined at an interest rate based upon a factor of a prime, base, reference or similar rate, a eurocurrency interbank offered rate, or other rates, shall be deemed to have been in effect during the Reference Period at the interest rate in effect on the Transaction Date.

           If the Borrower or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, this definition shall give effect to the incurrence of such guaranteed Indebtedness as if the Borrower or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness;

      ah) "CONSOLIDATED INDEBTEDNESS" means, at any time of determination, without duplication, all Indebtedness of the Borrower, LGII and the Subsidiaries of the Borrower and LGII at such time determined on a consolidated basis in accordance with GAAP (to the extent GAAP is applicable thereto);

      ai) "CONSOLIDATED INTEREST CHARGES" means, for any period, all interest calculated on a consolidated basis (including the interest component of Capitalized Lease Obligations and Synthetic Lease Obligations), and all amortization of debt discount and expense on all Indebtedness of the Borrower and LGII and their respective Subsidiaries for such period;

      aj) "CONSOLIDATED NET INCOME" for any period shall mean the gross revenues of the Borrower and LGII and the other Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

       i) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

      ii) the proceeds of any life insurance policy;

     iii) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

      iv) net earnings and losses of any corporation (other than a Subsidiary) substantially all the assets of which have been acquired in any manner by the Borrower or any Subsidiary, realized by such corporation prior to the date of such acquisition;

       v) net earnings and losses of any corporation (other than a Subsidiary) with which the Borrower or a Subsidiary shall have consolidated or which shall have merged into or amalgamated with the Borrower or a Subsidiary prior to the date of such consolidation, merger or amalgamation;

      vi) net earnings of any business entity (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions;

     vii) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Subsidiary;

    viii) earnings resulting from any reappraisal, revaluation or write-up of assets;

      ix) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of the acquisition thereof over the amount invested in such Subsidiary;

       x) any gain or loss arising from the acquisition of any securities of the Borrower or any Subsidiary;

      xi) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period, and

     xii) any other unusual or extraordinary gain;

ak) "CONSOLIDATED NET WORTH" means, as of the date of any determination thereof, the sum of the amount of the shareholders' equity of the Borrower and LGII and the other Subsidiaries as would be shown on the consolidated balance sheet of the Borrower and LGII and the other Subsidiaries determined on a consolidated basis in accordance with GAAP, which in any event shall include:

       i) the MIPS Issue, and

      ii) the amount of all preferred stock of the Borrower and LGII and all Subsidiaries of the Borrower and LGII to the extent such preferred stock is not redeemable at the option of the holder for cash or indebtedness for any reason, and which shall exclude the amount of all preferred stock of the Borrower and LGII and all Subsidiaries of the Borrower and LGII to the extent such preferred stock is redeemable at the option of the holder for cash or indebtedness for any reason;

al) "CONSOLIDATED TANGIBLE NET WORTH" means, as of the date of any determination thereof, as to any Person, the Consolidated Net Worth of such Person, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of such Person and its consolidated Subsidiaries, prepared in accordance with GAAP, of:

       i) any surplus resulting from any write-up of assets subsequent to December 31, 1995;

      ii) all assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise) trademarks, trade names, service marks, copyrights, patents and technologies, names and reputations, covenants not to compete, organization or developmental expenses, and unamortized debt discount and expense;

     iii) to the extent not included in Section (ii) of this definition, any amount at which shares of capital stock of such Person and its consolidated Subsidiaries appear as an asset on the balance sheet of such Person and its consolidated Subsidiaries;

      iv) loans or advances or proceeds of Letters of Credit provided to stockholders, directors, officers or employees of such Person or its Subsidiaries as contemplated by clause (d) of the definition of "Consolidated Tangible Net Worth" set out in section 1.1 of the 1996 Credit Agreement, and

       v) to the extent not included in Section (ii) of this definition, deferred expenses;

am) "CONTINGENT OBLIGATION" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, in the case of the Borrower, the P. Coutu Guarantee, and any comfort letter, operating agreement, take-or-pay contract or reimbursement obligation arising pursuant to a Letter of Credit (including any Agreement Letter of Credit), provided that notwithstanding the foregoing, the WLSP Contingent Obligation shall not constitute a Contingent Obligation of the Borrower, LGII or any other Subsidiary for any purpose under the Agreement so long as the Class B Invested Amount at least equals US$12,000,000;

an) "CORPORATE DISTRIBUTION" in respect of any company shall mean

       i) dividends or other distributions on capital stock of the company (except dividends or other distributions payable solely in shares of capital stock), and

      ii) the redemption, retirement or acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for such stock);

ao) "CREDIT FACILITY" means the committed operating credit facility in the principal amount of $50,000,000 Canadian Funds or Equivalent Amount in U.S. Funds established by Royal in favour of the Borrower pursuant to
    Section 3.1;

ap) "CURRENCIES" means Canadian Funds or U.S. Funds;

aq) "DEFAULT" means an event described as such in Article VIII of the 1996 Credit Agreement;

ar) "DRAFT" means a commercial draft of Royal in its prescribed form made by the Borrower in accordance with the provisions of Part IV of the Agreement;

as) "DRAWDOWN DATE" means, with respect to a Eurocurrency Advance, a Banking Day, and in all other respects, a Business Day, on which a Borrowing is advanced to or converted by the Borrower or renewed by Royal;

at) "EBITDA" for any period shall mean the sum of Consolidated Net Income during such period, plus (to the extent deducted in determining Consolidated Net Income):

       i) all provisions for any income or similar taxes paid or accrued by the Borrower and LGII and the other Subsidiaries during such period;

      ii) depreciation, depletion and amortization for such period;

     iii) other non-cash charges, and

      iv) Consolidated Interest Charges of the Borrower and LGII and the other Subsidiaries during such period determined in accordance with GAAP,

    provided that for the fourth quarter of 1995 for all purposes under the Agreement, EBITDA of the Borrower, LGII and the other Subsidiaries on a consolidated basis shall be deemed to be US$50,028,000;

au) "EQUITY PLACEMENT" means the offering by the Borrower during the first calendar quarter of 1996 of common shares of the Borrower pursuant to which not less than $150,000,000 of net proceeds was realized by the Borrower;

av) "EQUIVALENT AMOUNT" means at any time on any date, the amount in U.S. Funds or Canadian Funds, as the case may be, which would result from the conversion of Canadian Funds to a given amount of U.S. Funds or U.S. Funds to a given amount of Canadian Funds, as the case may be, determined on the basis of the Spot Buying Rate. If the date for determination of an Equivalent Amount is not a Business Day, the applicable rate shall be the Spot Buying Rate quoted for the immediately preceding Business Day;

aw) "EUROCURRENCY ADVANCE" means any advance, renewal or conversion under the Credit Facility requested by the Borrower in or to Eurocurrency Funds and advanced, renewed or made in Eurocurrency Funds by Royal;

ax) "EUROCURRENCY FUNDS" mean U.S. Funds for which London Interbank Offered Rates are quoted by leading banks in the London, England interbank market;

ay) "EUROCURRENCY INTEREST PERIOD" means, with respect to a Eurocurrency Advance, that period selected by the Borrower for a Eurocurrency Advance to be outstanding, (if the Borrower fails to select a period it shall be deemed to be for a period of one month) which period shall be not less than one month nor more than twelve months nor extend to a date later than the Maturity Date, commencing with the Drawdown Date and ending on the Eurocurrency Maturity Date;

az) "EUROCURRENCY MATURITY DATE" means the last day of a Eurocurrency Interest Period;

ba) "EVENT OF DEFAULT" means any event set forth in Section 8.1 of the Agreement;

bb) "FACE AMOUNT" means the amount at maturity for which a Bankers' Acceptance is drawn;

bc) "FAIR VALUE" means the value of the relevant asset determined in an arm's length transaction conducted in good faith between an informed and willing buyer and an informed and willing seller under no compulsion to buy;

bd) "FINANCIAL UNDERTAKING" means:

       i) any repurchase obligation or liability of the Borrower or any of its Subsidiaries with respect to accounts or notes receivable sold by the Borrower or any of its Subsidiaries;

      ii) any liability under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of the Borrower and its Subsidiaries;

     iii) obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of the Borrower and its Subsidiaries, or

      iv) net liabilities under any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options;

be) "FIRST PREFERRED SERIES C RECEIPTS" means the 8,800,000 Convertible First Preferred Shares Series C Receipts ($220,000,000) issued by the Borrower pursuant to the terms of a prospectus dated December 21, 1995 each such Receipt at that time representing entitlement to 1/10 of a 6.00% Cumulative Redeemable Convertible First Preferred Share, Series C, of the Borrower;

bf) "GAAP" means the generally accepted accounting principles as generally applied by the Borrower as at December 31, 1995 and thereafter the generally accepted accounting principles in effect from time to time of the Canadian Institute of Chartered Accountants including those set out in the Canadian Institute of Chartered Accountant's Handbook, as the same are generally applicable to public companies in the same industry in Canada until such time as the Borrower and LGII shall prepare their respective books of record and account in accordance with generally accepted accounting principles (U.S.A.) at which time and at all times thereafter, GAAP shall mean generally accepted accounting principles (U.S.A.);

bg) "G/L FEE" means the fee for Guarantee Letters charged by Royal as set forth in Section 3.32(b);

bh) "GOVERNMENTAL APPROVAL" means any authorization, permit, approval, grant, licence, consent, right, privilege, registration, filing, order, commitment, judgement, direction, ordinance, decree or like instrument or affirmation issued or granted by any Governmental Body;

bi) "GOVERNMENTAL BODY" means, as the context requires, any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board or court or other law, regulation or rule making entity (including a Minister of the Crown) having or purporting to have jurisdiction on behalf of the U.S.A., Mexico, Canada, or any other nation, any state or province, a municipality, a region, a district, any subdivision thereof or other lawful authority;

bj) "GUARANTEE LETTERS" means letters of guarantee issued by Royal pursuant to Section 3.32;

bk) "INDEBTEDNESS" means, without duplication, a Person's:

       i) obligations for borrowed money;

      ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade);

     iii) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person;

      iv) obligations which are evidenced by notes, acceptances, or other instruments (but exclusive of notes, bills and cheques presented in the ordinary course of business by such Person to banks for collection or deposit);

       v) Capitalized Lease Obligations;

      vi) Contingent Obligations;

     vii) Financial Undertakings;

    viii) Synthetic Lease Obligations;

      ix) Securitization Obligations; and

       x) obligations under or in connection with Letters of Credit (including, with respect to the Borrower, any Agreement Letter of Credit)

    but excluding, in any event:

          A. amounts payable by such Person in respect of covenants not to compete, and

          B. with reference to the Borrower, LGII and the other Subsidiaries, all obligations of the Borrower, LGII and the other Subsidiaries of the character referred to in this definition to the extent owing to the Borrower, LGII or any other Subsidiary;

bl) "INTEREST DETERMINATION DATE" means, with respect to a Eurocurrency Advance, a Banking Day which is the second immediately preceding Banking Day prior to a Drawdown Date;

bm) "INTEREST COVERAGE RATIO" means that ratio determined by dividing EBITDA for the most recently ended period of four consecutive fiscal quarters by Consolidated Interest Charges for the most recently ended period of four consecutive fiscal quarters;

bn) "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person;

bo) "Judgement Currency" shall have the meaning ascribed thereto in
    Section 9.7;

bp) "Jumbo Bankers' Acceptances" has the meaning set forth in Section 4.9;

bq) "L/C FEE" means the fee for Agreement Letters of Credit charged by Royal as set forth in Section 3.32(b);

br) "LETTER OF CREDIT" means a letter of credit or similar instrument which is issued upon the application of the Borrower or a Subsidiary or in respect of which the Borrower or a Subsidiary is an account party or in any way liable;

bs) "LGII" means Loewen Group International, Inc., a Delaware corporation, and its successors;

bt) "LGII TREASURY CONTRACT" means any Treasury Contract made available to LGII by Royal or arranged by Royal through the facilities of Royal's Capital Markets, Treasury, Toronto, Ontario, Canada;

bu) "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale or other title retention agreement);

bv) "LOAN DOCUMENTS" means the Collateral Trust Agreement and the instruments, agreements, certificates, papers and other documents provided for or contemplated therein;

                                      -15

bw) "LONDON INTERBANK OFFERED RATE" means with respect to a particular Eurocurrency Advance, the rate of interest (rounded up, if necessary, to the nearest whole multiple of one sixteenth of one percent) at which Royal, in accordance with its normal practice, would be prepared to offer to leading banks in the London interbank market for delivery on the first day of the particular Eurocurrency Interest Period and for a period equal to such Eurocurrency Interest Period based on the number of days comprised therein, deposits in U.S. Funds of comparable amounts to be outstanding during such Eurocurrency Interest Period, at or prior to 9:00 a.m. local time at Vancouver, British Columbia on the second Banking Day prior to the Drawdown Date;

bx) "MATERIAL ADVERSE EFFECT" means a material adverse effect on:

       i) the business, Property, financial condition, results of operations, or prospects of the Borrower, LGII and the other Subsidiaries taken as a whole;

      ii) the ability of the Borrower to perform its obligations under the Loan Documents, or

     iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Royal thereunder,

by) "MATURITY DATE" means July 15, 1999 or a date or dates later than such date as may from time to time be established by the Borrower and Royal as the date on which Borrowings together with interest, fees and any other amounts due under the Agreement are to be repaid;

bz) "MEIP CREDIT AGREEMENT" means the agreement dated as of June 14, 1994 entitled, "1994 MEIP Credit Agreement" among the Borrower, LGII, Loewen Management Investment Corporation, as agent for LGII, the lenders which are parties thereto and Wachovia Bank of Georgia, N.A., as agent for the lenders, as amended, restated, supplemented or otherwise modified from time to time;

ca) "MINORITY INTERESTS" means any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law or shares of stock having no right to vote or receive dividends) that are not owned by the Borrower and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock;

cb) "MIPS ISSUE" means the 9.45% Cumulative Monthly Income Preferred Securities, Series A issued by Loewen Group Capital, LP.;

cc) "NOTE AGREEMENTS" means the agreements dated for reference October 1, 1991, September 1, 1993 and February 1, 1994 and the indenture dated March 20, 1996 and any and all other warrant agreements or note agreements entered into from time to time by the Borrower or LGII or either of them, and the relevant holders of the notes issued and sold thereunder, in each case as may be amended, supplemented or other wise modified from time to time;

cd) "ORIGINAL OPERATING CREDIT AGREEMENT" means the operating credit agreement for S30,000,000 or the Equivalent Amount in U.S. Funds dated for reference August 15, 1994 among Royal, the Borrower and LGII;

ce) "P. COUTU GUARANTEE" means the guarantee provided by the Borrower to Royal guaranteeing the obligations to Royal of P. Coutu Funeral Chapels Ltd. and any amendments, supplements or replacements thereof;

cf) "PERMITTED ACQUISITION" means any Acquisition (but only to the extent such Acquisition does not involve lines of business which are outside the Borrower's Lines of Business, unless the Acquisition of such lines which are outside the Borrower's Lines of Business would, at the time of the Acquisition and after giving effect thereto, be permitted as Investments under Section 7.16 (o) of the 1996 Credit Agreement made by the Borrower, LGII or any other Subsidiary from a willing seller or other willing transferor where such Acquisition is not contested by such seller or transferor at any time during the pendency of such Acquisition, provided that:

       i) either (x) the Borrower or LGII has in place before it executes any binding agreement or other binding writing by which it agrees to proceed with the Acquisition (whether or not subject to conditions) sufficient funds which are committed and available (which may include the availability of revolving loans under the 1996 Credit Agreement {but only to the extent no Default or Unmatured Default, [as defined in the 1996 Credit Agreement], would occur after then giving effect to the borrowing necessary to fund such Acquisition} and provided that for any third-party commitment such commitment is otherwise permitted under the 1996 Credit Agreement), to fund the full amount of the cash consideration for such Acquisition, or (y) such agreement or other writing contains a condition to closing of the Borrower or LGII based upon the ability of the Borrower or LGII to raise funds for the Acquisition, and

      ii) all contractual arrangements evidencing such Acquisition include provisions subjecting the parties to arbitration except to the extent the Board of Directors of the Borrower or LGII (or an authorized subcommittee thereof, a majority of whose members consist of directors who are not employees of the Borrower, LGII or any other Subsidiary) shall either make an express determination to the contrary or shall approve the Acquisition pursuant to valid action which expressly contemplates the absence of such an arbitration provision in the contractual arrangements evidencing such Acquisition;

cg) "PERMITTED ENCUMBRANCES" means:

       i) liens for taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which is being contested at the time by the Borrower or any of its Subsidiaries in good faith provided that Royal is satisfied and has been provided with such security as it may have required to ensure that such contestation will involve no forfeiture of any property of the Borrower or any of its Subsidiaries and provided further that if the aggregate amount of such liens, assessments or charges is not in excess of $50,000 Royal need not be so satisfied and security need not be provided;

      ii) the lien of any judgement rendered or claim filed against the Borrower or any of its Subsidiaries which it shall be contesting in good faith, provided that Royal is satisfied or security has been provided to ensure that contestation will involve no forfeiture of any of the property of the Borrower or any of its Subsidiaries and provided further that if the aggregate amount of any such judgement or claim is not in excess of $50,000, Royal need not be so satisfied and security not be provided;

     iii) undetermined or inchoate liens and charges, including construction liens, liens incidental to current operations of the Borrower or any of its Subsidiaries which have not at such time been filed pursuant to law against the Borrower or any of its Subsidiaries or which relate to obligations neither due nor delinquent;

      iv) restrictions, including land use contracts and covenants, easements, rights-of-way and mortgages thereof, servitudes, undersurface rights or other similar rights in land granted to or reserved by any Persons or minor defects or irregularities in title, all of which in the aggregate do not, in the opinion of Royal materially impair the usefulness of the property subject to any such restriction, easement, right-of-way, servitude or other similar rights in land to the Primary Business;

       v) security given to a public utility or any Governmental Body in connection with the operations of the Borrower or any of its Subsidiaries in the ordinary course of their respective businesses;

      vi) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

     vii) Purchase Money Obligations;

    viii) lease obligations entered into by the Borrower or any of its Subsidiaries with arm's length third parties in respect of machinery and equipment (including motor vehicles, office equipment, photocopiers, telephones and telecopier machines) used in the ordinary course of business by the Borrower or any of its Subsidiaries, provided the underlying financial obligations with respect thereto are not capitalized as a liability by the Borrower or any of its Subsidiaries in accordance with GAAP;

      ix) the security agreement made as of June 14, 1994 by Loewen Management Investment Corporation as agent for LGII, and Wachovia Bank of Georgia, N.A. in its capacity as agent for certain lenders, granting a security interest in the 1994 Exchangeable Floating Rate Debenture (No. 1) due July 15, 2001 in the principal amount of US $127,670,000, and

       x) the Collateral Trust Agreement;

ch) "PERMITTED RECEIVABLES SECURITIZATION" means any transaction (or series of transactions) effected by the Borrower or LGII or any Subsidiary of (x) the Borrower pursuant to which the Borrower, LGII or such Subsidiary either sells or otherwise transfers (including sales or transfers using one or more SPVs) or (y) grants a security interest in, assets of one or more of the Borrower, LGII and the other Subsidiaries consisting of Receivables and Receivables Related Assets provided that the aggregate Securitization Obligations (without duplication) of the Borrower, LGII the Subsidiaries and any such SPVs in connection with all Permitted
    Receivables Securitizations shall not exceed US $100,000,000 at any time outstanding;

ci) "PERSON" means any natural person, corporation, limited liability company, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof;

cj) "PRIMARY BUSINESS" means the primary business of the Borrower and its Subsidiaries, or any one of them, as the context requires, taken as a whole, namely the ownership and professional management and operation of funeral homes, crematoria, cemeteries, ambulance services, flower shops and other related businesses and services including the pre-need selling of funeral, cemetery and crematorium services and the provision of funeral services and insurance;

ck) "PRIME RATE" means the rate of interest per annum in effect from time to time that is equal to the greater of:

       i) the floating annual rate of interest announced from time to time by Royal as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada by Royal in all cases adjusting automatically on the effective date of any change to such rate without the necessity of any notice to the Borrower upon each announced change to such rate, and

         ii)  the CDOR Rate plus 1.0% per annum;

    cl) "PROPERTY" means any and all property of a Person whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person;

    cm)  "PURCHASE MONEY OBLIGATIONS" means:

         i) any Lien existing and assumed at the time of acquisition by the Borrower or any of its Subsidiaries on any property acquired from arm's length third parties after the date hereof;

        ii) any Lien on any property owned by the Borrower or any of its Subsidiaries on the Closing Date or acquired by the Borrower or any of its Subsidiaries from arm's length third parties after the Closing Date to secure the whole or any part of the purchase price of such property or monies borrowed to pay such purchase price;

       iii) any Lien in respect of any property acquired from arm's length third parties by the Borrower or any of its Subsidiaries after the Closing Date, and

        iv) any extensions, renewals, replacements, substitutions or refinancing of any Lien described in Section (i), Section (ii) and Section (iii) above provided that the principal amount of the indebtedness secured thereby outstanding on the date of the extension, renewal, replacement, substitution or refinancing is not increased to an amount greater than the amount outstanding on the date the Lien was first granted or assumed on the property;

         provided that the aggregate of the amounts due under any Lien referred to above

             A. is secured only by the property so acquired and not by any other assets and may be discharged or caused to be discharged upon payment in full of the amount permitted to be secured under Section (i) to Section (iv) inclusive above;

             B. shall have been incurred or assumed within the limitations provided in the Agreement, and

             C. does not exceed at any time 7.5% of Consolidated Net Worth at such time and, in addition to the foregoing Liens, any Lien given to secure Indebtedness of the Borrower, LGII or any Subsidiary of the Borrower provided that the aggregate of the amounts due under any such Liens at any time shall not exceed US$5,000,000 or the Equivalent Amount in Canadian Funds;

    cn) "RATING AGENCIES" means Moody's Investors Service, Inc., Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc. and Duff & Phelps Credit Rating Co.;

    co) "RECEIVABLES" means all rights of the Borrower, LGII or any Subsidiary to payments from Persons other than the Borrower and its Subsidiaries (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges);

    cp)  "RECEIVABLES RELATED ASSETS" means:

         i) any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables);

        ii) any collections, recoveries and proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

       iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Permitted Receivables Securitization;

        iv) any warranty, indemnity, dilution and other intercompany claim arising out of documents relating to a Permitted Receivables Securitization, and

         v) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable;

    cq) "REGULATORY AUTHORITY" means the Ontario Securities Commission, The Toronto Stock Exchange, the British Columbia Securities Commission, the United States Securities and Exchange Commission or any successor agency to any of the foregoing or any other Canadian or United States federal, state or provincial securities exchange or securities trading system or any Canadian or United States national stock exchange;

    cr) "REPORT" means each financial statement, report, notice or proxy statement sent by the Borrower or LGII to shareholders generally as a matter of corporate governance including annual information forms and 10-K reports and each regular report, registration statement or prospectus filed by the Borrower, LGII or any Subsidiary with any Regulatory Authority if any such regular report, registration statement or prospectus contains any information about facts or events which has or would be capable of having a material adverse effect on the Primary Business;

    cs) "ROYAL" means Royal Bank of Canada, its successors and permitted assigns;

    ct) "SECURITIZATION OBLIGATIONS" of a Person means the outstanding purchaser's investment or outstanding capital or other principal equivalent that purchasers or other investors are entitled to receive in respect of any securitization or other sale or asset-backed financing of Receivables of such Person or its Affiliates effected by such Person;

    cu) "SPOT BUYING RATE" means the Bank of Canada noon rate for Canadian Funds against U.S. Funds or U.S. Funds against Canadian Funds (as quoted or published from time to time by the Bank of Canada), as the case may be, on the relevant date of determination;

    cv) "SPV" means a corporation, trust, partnership or other special purpose Person established by the Borrower or its Subsidiaries or any combination of them solely for the purpose of implementing a Permitted Receivables Securitization;

    cw)  "SUBSIDIARY" of a Person means:

         i) any corporation more than 50% of the outstanding securities having ordinary voting power of which, or more than 50% of the economic benefits associated with all outstanding securities of which, shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or

        ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which, or more than 50% of the economic benefits associated with all outstanding ownership interests of which, shall at the time be so owned or controlled.

         Unless otherwise expressly provided, all references in the Agreement to a "Subsidiary" shall mean a Subsidiary of the Borrower;

    cx) "SUFFICIENT COPIES" means three copies or such other reasonable number of copies of reports, financial statements, certificates and other material required to be delivered by the Borrower to Royal pursuant to the Agreement as advised by Royal from time to time in writing;

    cy) "SYNTHETIC LEASE" of a Person means any lease of Property by such Person as lessee which under GAAP would or may be treated as a true operating lease but which under tax law or commercial law is treated as secured Indebtedness of such Person and not as a true lease;

    cz) "SYNTHETIC LEASE OBLIGATIONS" of a Person means the aggregate funded amount under all Synthetic Leases to which such Person is a party as lessee;

    da) "TREASURY CONTRACTS" means any agreement entered into by the Borrower to control, fix or regulate currency exchange fluctuations or the rate or rates of interest payable on borrowings and includes interest rate swaps, interest rate agreements, caps, collars, floors, futures or hedging agreements and other like money market facilities and any combination thereof or options on any of the foregoing;

    db) "TRUSTEE" means Bankers Trust Company or any successor duly appointed under the Collateral Trust Agreement;

    dc) "UNMATURED DEFAULT" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default;

    dd)  "U.S.A." means the United States of America;

    de) "U.S. ADVANCE" means any advance or conversion under the Credit Facility requested by the Borrower in U.S. Funds and advanced by Royal in U.S. Funds or determined as such pursuant to Section 4.12;

    df) "U.S. BASE RATE" means the annual rate of interest announced from time to time by Royal as its reference rate then in effect for determining interest rates on United States dollar commercial loans in Canada by Royal;

    dg) "U.S. FUNDS" and "US$" means lawful currency of the U.S. in same day immediately available funds, or, if such funds are not available, the form of money of the U.S.A. that is customarily used in the settlement of international banking transactions on the day payment is due;

    dh) "VOTING SHARES" means shares of any class entitled to vote in all circumstances;

    di) "WLSP CONTINGENT OBLIGATION" means the joint and several liability of Neweol Finance B.V. to repay the US$160,273,742 Zero Coupon Note dated November 1, 1994, executed by WLSP Investment Partners I, a partnership formed under the laws of Switzerland, and payable to Wachovia Bank of Georgia, N.A.;

    dj)  "WHOLLY-OWNED SUBSIDIARY" of a Person means:

         i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such

             Person and one or more Wholly-owned Subsidiaries of such Person, or

        ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2      APPLICABLE LAW

         The Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable in that Province.

1.3      SEVERABILITY

         If any one or more of the provisions contained in the Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

1.4      SUCCESSORS AND ASSIGNS

         The Agreement shall enure to the benefit of and be binding on each of the parties to the Agreement and its respective successors and permitted assigns.

1.5      INCLUDED WORDS

         Wherever the singular or the masculine are used in the Agreement, the same shall be deemed to include the plural or the feminine or vice versa and a body politic or corporate where the context or the parties so require.

1.6      HEADINGS AND MARGINAL REFERENCES

         The division of the Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

1.7      CROSS REFERENCES

         Unless otherwise stated, a reference in the Agreement to a numbered or lettered paragraph, subparagraph or schedule refers to the paragraph, subparagraph or schedule bearing that number or letter in the Agreement.

1.8      USE OF WORD "INCLUDING"

         The word "including", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but such general term or statement shall rather be construed as referring to all items or matters that could reasonably fall within the broadest possible scope thereof.


1.9      EXPIRATION OF SUMMARY OF
         PRINCIPAL TERMS AND CONDITIONS

         On the Closing Date, all of the terms and conditions of the "Summary of Principal Terms and Conditions/Operating Credit Facility - Draft 8", dated June 7, 1996 circulated to the Borrower and LGII by Royal in connection with the development of the Credit Facility (except for any terms contained in the summary requiring the payment of fees to Royal which terms shall remain in full force and effect until such fees have been paid) shall be deemed to be merged herein and to expire and shall thereafter have no force and effect.

1.10     CURRENCY

         Unless otherwise specified all statements of, or reference to, dollar amounts in the Agreement without currency specification shall mean Canadian Funds.

1.11     PAYMENT DATES AND INTEREST CALCULATION

         If the date for a payment to Royal of any sum owing hereunder or the date of advance, renewal or conversion of any sum by Royal hereunder is not, in the case of Eurocurrency Funds, a Banking Day, and, in all other cases, a Business Day, such payment, advance, renewal or conversion, as the case may be, shall, except in some circumstances as hereafter provided in respect of Eurocurrency Funds, be due or made upon the next immediately succeeding Banking Day or Business Day, as the case may be. In the case of Eurocurrency Funds if the immediately succeeding Banking Day is in the next following month, the date for payment, renewal or conversion shall be the next immediately preceding Banking Day. Interest shall be payable for the day a Canadian Advance, Eurocurrency Advance or U.S. Advance is made but not for the day of any payment of the amount paid if payment is received by Royal prior to 10:00 a.m. local time at Vancouver, British Columbia.

1.12     ACCOUNTING TERMS

         Accounting terms which are not specifically defined herein shall have the meaning accorded and shall be construed in accordance with GAAP unless any change in GAAP shall alter the result of any financial covenant or test or any other accounting determination to be computed or made hereunder in which case the Borrower and Royal agree that such covenant, test or other determination shall continue to be computed or made on the basis of GAAP as in effect prior to such change.

1.13     SCHEDULES

         The Schedules to the Agreement shall form an integral part of the Agreement, and are as follows:

                   Schedule A - Interest and Fee Rates
                   Schedule B - Outstanding Litigation
                   Schedule C - Indebtedness Existing on March 31, 1996 Schedule D - Officers' Compliance Certificate




                                   PART II
                      REPRESENTATIONS AND WARRANTIES

2.1      The Borrower represents and warrants to Royal as set forth in this
Part II of the Agreement. All representations and warranties shall survive all Borrowings and no investigation at any time made by or on behalf of Royal shall diminish in any respect whatsoever its right to rely thereon.

2.2 The Borrower is a corporation, duly incorporated, validly existing, in good standing with respect to the filing of annual returns under the laws of the Province of British Columbia and is duly qualified, in good standing and authorized to do business in all jurisdictions where the character of the properties owned by it or the nature of the business transacted by it makes such qualification necessary. The Borrower has all requisite corporate power and authority to own its properties, has obtained or will obtain, all material Government Approvals required at the date hereof, to carry on its business as now conducted and proposed to be conducted and to enter into and perform its obligations under the Agreement and all instruments and agreements delivered pursuant hereto and thereto.

2.3 The Agreement and every instrument or agreement delivered pursuant hereto or thereto has been duly and validly authorized by all requisite actions by the Borrower and each of such documents has been duly executed by the Borrower and when delivered will be a legal, valid and binding obligation of the Borrower enforceable in accordance with its respective terms save as enforcement may be limited by:

     a) applicable bankruptcy, insolvency, moratorium, reorganization and similar laws at the time in effect affecting the rights of creditors generally;

     b) equitable principles which may limit the availability of certain remedies, including the remedy of specific performance, and


     c) the inability of the courts of Canada to give judgement for payment in foreign currencies.

2.4 The execution, delivery and performance of the Agreement by the Borrower will not contravene any provision of any regulation, order or permit applicable to it or cause a conflict with or contravention of its Charter or cause a breach of or constitute a default under or require any consent under any agreement or instrument to which it is party or by which it is bound except such as have been obtained.

2.5 Neither the Borrower nor any of its Subsidiaries is in default under any agreement or instrument to which it is a party in any way which materially adversely affects the Primary Business and there are no suits or judicial proceedings or proceedings before any governmental commission, board or other agency pending or to the knowledge of the Borrower threatened which involve a significant risk of a judgement or liability which, if satisfied, would have a materially adverse effect upon the financial position of the Primary Business or the ability of the Borrower and its Subsidiaries to meet their respective obligations under the Agreement and the Loan Documents, as the case may be.

2.6 The Borrower has all leases, licences, permits and consents as are essential for the due carrying on of its business in the manner in which it is carried on and all such leases, licences, permits and consents are in full force and effect and no proceedings relating thereto are pending or known to the Borrower to be threatened in any way which materially adversely affects the Primary Business.

2.7 Neither the Borrower nor any of its Subsidiaries is in default in any way which materially adversely affects the Primary Business under any guarantee, bond, debenture, note or other instrument evidencing any indebtedness or under the terms of any instrument pursuant to which any of the foregoing has been issued or made and delivered and to the knowledge of the Borrower there exists no state of facts which, after notice or lapse of time or both or otherwise, would constitute such a default in any way which materially adversely affects the Primary Business.

2.8 The Borrower has disclosed to Royal in writing all facts known to it which materially adversely affect, or to the knowledge of the Borrower so far as it can now reasonably foresee, are likely to materially adversely affect the Primary Business and the prospects, financial or otherwise, of the Primary Business or the ability of the Borrower to perform its obligations under the Agreement, or any agreements or instruments delivered pursuant hereto or thereto.

2.9 All consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required as at the date hereof in connection with the execution and delivery by the Borrower of the Agreement and all agreements or instruments delivered pursuant hereto or thereto, and the consummation of the transactions contemplated hereby, have been obtained, made or taken.

2.10 The Borrower has furnished Royal with its most recent audited consolidated financial statements for the fiscal year ended December 31, 1995, all such financial statements have been prepared in accordance with GAAP consistently applied during such period, except as stated therein or in the notes thereto, the consolidated balance sheet as therein contained presents fairly the financial position of the Borrower and its Subsidiaries as at the date thereof, and each statement of earnings and retained earnings therein contained presents fairly the results of the Borrower's operations for the period indicated.

2.11 The Borrower has furnished Royal with its quarterly consolidated unaudited financial statements for the fiscal quarter ended March 31, 1996 and since that date (a) there has been no change in the financial condition of the Borrower and its Subsidiaries as shown on the consolidated balance sheet of the Borrower as at that date, other than in the ordinary course of business, and any such change in the ordinary course of business has not been materially adverse to the Primary Business except as disclosed to Royal, and (b) the Primary Business has not been materially adversely affected as a result of any act or event including fire, explosion, casualty, flood, drought, riot, storm, condemnation, act of God, accident, labour trouble, expropriation or act of any Governmental Body.

2.12 Neither the financial statements referred to above nor any other statement or report furnished to Royal by or on behalf of the Borrower in connection with the negotiation or confirmation of the transactions contemplated herein contain, as at the time such statements were furnished, any untrue statement of a material fact or any omission of a material fact necessary to make the statements contained therein not misleading, and all such statements and reports, taken as a whole together with the Agreement do not contain any untrue statement of material fact or omit a material fact necessary to make the statements contained therein not misleading.

                                  PART III
                           THE CREDIT FACILITY

3.1      ESTABLISHMENT OF THE CREDIT FACILITY

         Relying on each of the representations and warranties set out in
Part II and subject to the terms and conditions set forth herein, Royal agrees to make available to the Borrower the Credit Facility to be used by the Borrower for its general corporate purposes.

3.2      NATURE OR THE CREDIT FACILITY

         Unless terminated earlier pursuant to Section 8.2, the Credit Facility shall be available to the Borrower up to the stated principal amount on a continuing and revolving basis until the Maturity Date except for cancellation of the available amount of the Credit Facility made available pursuant to Section 8.2(b).

3.3      CURRENCIES AND OTHER OPTIONS UNDER THE CREDIT FACILITY

         Subject to the provisions of the Agreement, the Borrower may, at its option, utilize the Credit Facility by way of Canadian Advances, U.S. Advances, Guarantee Letters, Agreement Letters of Credit or, if available, Eurocurrency Advances or Bankers' Acceptances.

3.4      TREASURY CONTRACTS

         The Borrower may request that Royal enter into Treasury Contracts with the Borrower from time to time. Royal may decline such request or may agree to enter into Treasury Contracts provided:

     a) the Borrower agrees to the terms and conditions of the current "International Swap Dealers Association, Inc.'s Interest Rate and Currency Exchange Agreement" or such other similar or standard form of agreement appropriate to the type of Treasury Contract requested by the Borrower as may be required by Royal and accepted by the Borrower and enters into and delivers such agreement to Royal;

     b) the Borrower agrees that if there is any inconsistency at any time between the terms of the Agreement and the terms of any Treasury Contract, the terms of the Treasury Contract shall prevail.

3.5      INTEREST ON ADVANCES UNDER THE CREDIT FACILITY

         The Borrower shall pay to Royal at the Branch of Account interest on Advances from Royal at the rates determined by reference to the rates and pricing formulas set forth in Schedule A. Interest shall be calculated and paid as follows:

     a) Canadian Advances shall bear interest in Canadian Funds which interest shall accrue from day to day while such advances are outstanding and shall be computed on the basis of a year of 365 days and for actual days elapsed and shall be payable and compounded monthly in arrears on the 20th day of each month or such other date as may be agreed to by the Borrower and Royal;

     b) U.S. Advances shall bear interest in U.S. Funds which interest shall accrue from day to day while such advances are outstanding and shall be computed on the basis of a year of 365 days and for actual days elapsed and shall be payable and compounded monthly in arrears on the 20th day of each month or such other date as may be agreed to by the Borrower and Royal,

     c) Eurocurrency Advances shall bear interest in U.S. Funds which interest shall accrue from day to day while such advances are outstanding and shall be computed on the basis of a year of 360 days and for actual days elapsed and shall be payable as set forth in
         Section 3.14.

3.6      INTEREST AND FEE RATE ADJUSTMENT

         The adjustments to rates of interest and the acceptance fees prescribed in Section 3.5 and Section 4.14 respectively resulting from changes, if any, to the ratings by the Rating Agencies shall be effective and payable from and including the Announcement Date. If an adjustment of interest rates or acceptance fees is required because Royal or the Borrower were not immediately aware of an announced change by a Rating Agency, such adjustment shall be made by Royal and shall be retroactive to the Announcement Date. The Borrower agrees to pay to Royal its due share of, and Royal agrees to repay to the Borrower its due share of, any interest or fee rate adjustments resulting from a retroactive adjustment of Rating Agency ratings which shall be paid by Royal or the Borrower, as the case may be, on or before the fifth day following Royal's calculation of and advice to the Borrower of the amount owing.

3.7 INTEREST ON EUROCURRENCY ADVANCES SPANNING MORE THAN ONE APPLICABLE INTEREST RATE

         If the Borrower takes a Eurocurrency Advance before the date of an increase or decrease in a percentage rate of interest to be added to the London Interbank Offered Rate to be paid on Eurocurrency Advances which Eurocurrency Advance matures after the date of the said increase or decrease in the rate of interest, the rates of interest for the Eurocurrency Interest Periods of the said Eurocurrency Advance shall be calculated by using the interest rates applicable from time to time for the number of days the Eurocurrency Advance is outstanding during the respective interest rate periods.

3.8      INTEREST ACT OF CANADA

         For the purpose of the Interest Act of Canada, the yearly rate of interest to which interest calculated on the basis of a year of 360 or 365 days is equivalent, is the rate of interest determined as herein provided multiplied by the number of days in such year divided by 360 or 365, as the case may be.

3.9      MANNER OF MAKING ADVANCES

         Advances under the Credit Facility (other than deemed advances in relation to Bankers' Acceptances, Agreement Letters of Credit and Guarantee Letters) shall be disbursed to the Borrower by Royal crediting the Branch of Account or elsewhere as may be agreed to between the Borrower and Royal.

3.10     NOTICE FOR CANADIAN ADVANCES AND
         U.S. ADVANCES UNDER THE CREDIT FACILITY

         The Borrower shall give to Royal the following notices of its intention to take a Canadian Advance or a U.S. Advance which advances must be for the stated minimum amounts and multiples:

     a) the Borrower may request from Royal Canadian Advances or U.S. Advances in amounts of less than $10,000,000 or US$10,000,000 or any lesser whole multiple of $100,000 or US$100,000, as the case may be, on the requested Drawdown Date,

     b) the Borrower may request from Royal Canadian Advances or U.S. Advances in amounts of $10,000,000 or US$10,000,000 or any greater whole multiple of $100,000 or US$100,000, as the case may be, on the Business Day before the requested Drawdown Date, and any such notice shall specify the amount of the requested Canadian Advance or U.S. Advance, as the case may be, and the Drawdown Date and Royal shall make the advance on the requested Drawdown Date, unless that date is not a Business Day, in which case the requested Advance shall be made on the next following Business Day.

3.11      NOTICE FOR EUROCURRENCY
          ADVANCES UNDER THE CREDIT FACILITY


          The Borrower shall give the following prior irrevocable notice to Royal before the time stipulated in Section 3.17 of its intention to take Eurocurrency Advances:

     a) for Eurocurrency Advances for aggregate amounts of less than US$10,000,000 no notice prior to the Interest Determination Date is required,

     b)  at least one Banking Day's notice prior to the Interest
         Determination Date in the case of Eurocurrency Advances for aggregate amounts of US$10,000,000 or more.

3.12     EUROCURRENCY NOTICE PARTICULARS

         Each such notice under Section 3.11 shall specify:

     a) the amount of each Eurocurrency Advance requested by the Borrower, which shall be in minimum amounts of US$500,000;

     b)  the Drawdown Date, and

     c) the Eurocurrency Interest Period for which the London Interbank Offered Rate is to be applied.

Unless Royal is unable to make a Eurocurrency Advance because Eurocurrency Funds are not available to it, it shall make the requested Eurocurrency Advance in accordance with the notice requesting the same and shall advise the Borrower on the Interest Determination Date of its London Interbank Offered Rate.

3.13     CONVERSIONS OF BORROWINGS

         The Borrower may upon giving notice to Royal of its intention to effect a conversion, convert all or any portion of its Borrowings from one Borrowing Option to another Borrowing Option, provided that:

     a) Borrowings in Canadian Funds plus the Equivalent Amount in Canadian Funds of Borrowings in U.S. Funds after a conversion do not exceed the available amount under the Credit Facility;

     b) a conversion involving Eurocurrency Funds is in a minimum amount of US$500,000 and a conversion involving Bankers' Acceptances is in a minimum amount of $500,000 or US$500,000, as the case may be, or any greater amount in whole multiples of $100,000 or US$100,000, as the case may be;

     c) a Eurocurrency Advance may be converted only on its Eurocurrency Maturity Date (unless Royal has agreed to a conversion prior to such date and the Borrower has paid the Compensation Amount determined by Royal and advised the Borrower) and if the Borrower fails to notify Royal as to conversion or renewal of a maturing Eurocurrency Advance as required hereunder it shall be deemed for all purposes to be a U.S. Advance on its Eurocurrency Maturity Date;

     d) the Borrower shall not be entitled to convert to Eurocurrency Funds unless such Eurocurrency Funds are available in accordance with
         Section 3.21;

     e) any Bankers' Acceptance may be converted only on the maturity date thereof and provided the Borrower gives Royal the same notice of request for conversion as specified in Section 4.3;

     f) the Borrower shall give to Royal notice for conversion of all or a portion of its Borrowings, which notice shall be governed by the same terms established for requests for advances under Section 3.10 and
         Section 3.11, and shall specify:

         i)  the amount of Borrowings to be converted,

        ii)  the Drawdown Date, and

       iii) the Borrowing Option sought by the Borrower and, if the Borrowing Option is Eurocurrency Advances, the Eurocurrency Interest Period together with the Drawdown Date, and, if the Borrowing Option is Canadian Advances, whether the conversion is to Bankers' Acceptances and if so, the number of days to maturity of the Bankers' Acceptances;

     g) if the conversion is from one currency to a different currency, the Borrower shall have repaid or shall, at the time of the conversion, contemporaneously repay to Royal the full amount advanced under the Borrowing Option being converted. Any such repayment shall be in the currency of the Advance being repaid.

Subject to the foregoing, including the availability of Eurocurrency Funds, if the conversion request referred to in Section 3.13(f) specifies a conversion into Eurocurrency Funds, Royal shall make the requested Eurocurrency Advance in accordance with the conversion request.

3.14     PAYMENT OF INTEREST ON EUROCURRENCY ADVANCES

         Interest on a Eurocurrency Advance for a Eurocurrency Interest Period of three months or less shall be paid on the Eurocurrency Maturity Date. If a Eurocurrency Interest Period exceeds three months, interest shall be paid every three months (not in advance) during the Eurocurrency Interest Period, until the Eurocurrency Maturity Date, upon which date the balance of interest thereon shall be paid.

3.15     DEFAULT INTEREST

         Default interest shall be paid on all interest, fees and other amounts payable hereunder which are overdue. Default interest with respect to interest, fees and other amounts payable in Canadian Funds shall be at the Prime Rate per annum and with respect to interest, fees and other amounts payable in U.S. Funds shall be at the U.S. Base Rate per annum, as the case may be. Default interest on overdue interest, fees and other amounts shall be compounded monthly and shall be paid on demand both before and after maturity, default and judgement. Default interest shall be computed from and including the date interest, fees or any other amounts payable pursuant to the Agreement become due and shall be paid for so long as such amount or amounts remains unpaid.

3.16     INDEMNITY FOR OUT-OF-POCKET EXPENSES

         The Borrower agrees to indemnify Royal against any out-of-pocket loss or expense which it may sustain or incur as a consequence of the Borrower's failure to effect, release, repay or prepay a Borrowing as specified in any notice of Borrowing delivered by the Borrower pursuant to the Agreement.

3.17     EFFECTIVE TIME FOR PART III NOTICES

         For the purposes of Part III and Section 4.3, notices from the Borrower to Royal must be received by Royal prior to 12:00 noon local time at Vancouver, British Columbia in respect of all Borrowing Options other than Eurocurrency Advances and prior to 10:00 am. local time at Vancouver, British Columbia in respect of Eurocurrency Advances to be effective on the date on which they are given. Notices received after that local time will take effect from the next Banking Day or Business Day, as the case may be.

3.18     INCREASED COSTS

         Subject to Section 3.20, if, after the Closing Date, the implementation or introduction of or any change in any applicable law, regulation, treaty, or official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law), or any change in the interpretation or application thereof by any court or by any judicial or governmental authority charged with the interpretation or administration thereof, or if compliance by Royal with any request from any central bank or other fiscal, monetary, or other authority (whether or not having the force of law):

     a) subjects Royal to any tax, changes the basis of taxation of payments due to Royal or increases any existing tax, on payments of principal, interest, or other amounts payable by the Borrower to Royal under the Agreement (except for taxes on the overall net income of Royal imposed by the jurisdiction in which it is incorporated or resident or from which it is acting for the purposes of the Agreement, including taxes on capital or other similar taxes);

     b) imposes, modifies, or deems applicable any reserve, special deposit, capital adequacy, regulatory, or similar requirement (including a requirement which affects Royal's allocation of capital resources) against assets or liabilities held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans or commitments to fund loans or obligations concerning any Bankers' Acceptances accepted by Royal, or

     c)  imposes on Royal any other condition with respect to the Agreement,

and the result of (a), (b) or (c) is, in the reasonable determination of Royal acting in good faith, to increase the cost to Royal or to reduce the income receivable by Royal in respect of a Borrowing or standby fees payable, or to reduce the rate of return on the overall capital of Royal, the Borrower shall, upon receipt of a certificate from Royal as described below ("Certificate"), pay to Royal that amount which compensates Royal for such additional cost or reduction in income ("Additional Amount") from the date of the Certificate. The Borrower will pay the Additional Amount to Royal on the next following 20th day of the month or such other date as may be agreed to by the Borrower and Royal and on the 20th day of each month or such other date as may be agreed to by the Borrower and Royal thereafter until the earlier of (a) the date on which the Additional Amount has been paid in full, and (b) the date on which the Borrower has repaid and/or converted all Borrowings with respect to which a Certificate has been delivered. Royal shall deliver a Certificate to the Borrower which shall set forth the amount of the Additional Amount and the basis for its calculation and will, in the absence of manifest error, be conclusive evidence of the amount of the Additional Amount. Royal will use its reasonable efforts to reduce the amount of the Additional Amount payable hereunder provided that Royal will have no obligation to expend its own funds, to suffer any economic hardship or to take any action detrimental to its interest in connection therewith.

3.19     BORROWER'S OPTION ON RECEIPT OF CERTIFICATE

         If Royal delivers the Certificate and the Borrower has paid the Additional Amount required to be paid by the Certificate in accordance with the Certificate, then, with respect to Canadian Advances or U.S. Advances, at any time thereafter, and, with respect to Eurocurrency Advances or Bankers' Acceptances, on the maturity thereof, and in all cases, with two Business Days' prior written irrevocable notice to Royal, the Borrower may:

     a) within 60 days, prepay in full without bonus or penalty all Borrowings with respect to which a Certificate has been delivered, interest, fees and other amounts payable hereunder provided:

         i) each prepayment shall be in the same minimum amounts as required for advance or acceptance of the currency or basis of Borrowing being prepaid;


        ii) all prepayments shall permanently reduce by a like amount, the amount of the Credit Facility, determined in Canadian Funds immediately following each prepayment, thereafter available for Borrowings. The amount of each prepayment shall, for the purpose of determining the amount of the Credit Facility available for Borrowings, be calculated in Canadian Funds regardless of the currency of the advance or basis of Borrowing;

       iii) the Borrower may designate whether the prepayment is to be applied to Canadian Advances, Eurocurrency Advances, U.S. Advances or Bankers' Acceptances provided that:

             A. prepayments may be applied to a Bankers' Acceptance only if the prepayment is to be made on a date on which the Bankers' Acceptance becomes due, and

             B. prepayments may be applied to a Eurocurrency Advance only if the prepayment is made on the Eurocurrency Maturity Date for the Eurocurrency Advance prepaid or if the prepayment is accompanied by the Compensation Amount determined by the Royal of the subject Eurocurrency Advance and provided to the Borrower at its request prior to any such prepayment;

     b) convert those Borrowings with respect to which the Certificate has been delivered to another basis of Borrowing in accordance with the Agreement.

3.20     INCREASED COST LIMITATION

     Royal agrees that:

     a) the increased costs payable by the Borrower pursuant to Section 3.18 or Section 4.17 shall not include:

         i) those resulting from any law, regulation, treaty, or official directive or regulatory requirement or amendments thereto of which Royal had knowledge prior to the Closing Date;

        ii) any penalty or other charges payable by Royal due to its failure to pay or delay in paying any amount required to be paid by it referred to in Section 3.18(a) or Section 4.17;

     b) it will not charge the Borrower for any increased costs payable by it referred to in Section 3.18 or Section 4.17 if it is not at the same time passing similar costs on to substantially all of its customers to whom Royal is, by agreement, entitled to pass on such costs;

     c) it will use all reasonable efforts to minimize amounts payable by the Borrower hereunder including all reasonable efforts to obtain refunds or credits.

3.21     EUROCURRENCY FUNDS NOT AVAILABLE

         Eurocurrency Advances shall be made hereunder to the extent that Eurocurrency Funds are readily and lawfully available to Royal on the dates upon which the Borrower requests Eurocurrency Advances for the Eurocurrency Interest Periods and in the amounts requested.

3.22     PAYMENT OF COMPENSATION AMOUNT

         If the Borrower prepays, repays or converts a Eurocurrency Advance or if pursuant to Section 8.1 Royal converts a Eurocurrency Advance on a date earlier than the Eurocurrency Maturity Date, the Borrower shall forthwith pay to Royal the Compensation Amount.

3.23     BORROWER'S RIGHT TO REVOLVE THE CREDIT FACILITY

         In addition to the Borrower's right to cancel the available amount of the Credit Facility pursuant to Section 3.26 the Borrower may from time to time reduce its Borrowings by making repayments to Royal which the Borrower may re-borrow subject to the terms of the Agreement, provided that:

     a) repayments and re-borrowings of Canadian Advances, U.S. Advances or Eurocurrency Advances, as the case may be, shall be in the same minimum amounts and whole multiples as prescribed for a Borrowing;

     b) repayments and re-borrowings of Eurocurrency Advances may only be made on the Eurocurrency Maturity Date of the Eurocurrency Advance being repaid unless the Borrower pays the Compensation Amount as contemplated in Section 3.22;

     c) the Borrower gives Royal the same prior irrevocable notice prior to a proposed repayment date that it is required to give pursuant to
         Section 3.10 in relation to a requested Drawdown Date for taking a Canadian Advance or U.S. Advance, as the case may be.

3.24     REPAYMENT OF CREDIT FACILITY

         Subject to Section 8.2, the Borrower may utilize the Credit Facility on a continuing basis until the Maturity Date on which date the Borrower shall repay to Royal the whole of the outstanding amount of the Credit Facility together with interest, fees and other amounts due hereunder to such date including the Face Amounts of all Bankers' Acceptances and the amounts of all Guarantee Letters, Agreement Letters of Credit or Eurocurrency Advances issued pursuant to the Agreement which have not matured or expired.

3.25     CURRENCY OF ALL PAYMENTS

         All repayments made by the Borrower pursuant to the Agreement shall be made in the currency of the advance being repaid. The Borrower may designate whether repayments are to be applied to Canadian Advances, U.S. Advances, Eurocurrency Advances or Bankers' Acceptances. Repayments may be applied to a Banker's Acceptance only to the extent that the repayment is to be made on a date of which a Banker's Acceptance becomes due and is in an amount equal to the amount of the Bankers' Acceptance then due. Repayments may be applied to Eurocurrency Advances only:

     a) if such repayment is made on the Eurocurrency Maturity Date for the Eurocurrency Advance repaid, or

     b) if such repayment is made on a date other than the Eurocurrency Maturity Date for the Eurocurrency Advance which is in effect being prepaid, if the Borrower pays the Compensation Amount as provided in
         Section 3.22.

3.26     BORROWER'S RIGHT TO CANCEL AVAILABLE AMOUNT OF CREDIT FACILITY

         If the Borrower delivers to Royal three Business Days prior irrevocable notice, the Borrower may cancel the available amount of the Credit Facility or a portion thereof in minimum increments of $5,000,000 or any greater amount in whole multiples of $100,000. Such cancellation shall be effective on the later of the effective Business Day set out in such notice and the third Business Day after such notice. Any such amount so cancelled shall permanently reduce the available amount of the Credit Facility thereafter available for Borrowings by a like amount.

3.27     STANDBY FEES

         Subject to Section 3.28, the Borrower shall pay to Royal standby fees on the amount of the Credit Facility not utilized by the Borrower. In determining the amount of the Credit Facility not utilized by the Borrower, advances of U.S. Funds shall be deemed to be the Equivalent Amount thereof in Canadian Funds. The standby fee shall be paid in Canadian Funds calculated on a daily basis and shall be at the rates for standby fees set forth in Schedule A (computed on the basis of a year of 365 days) on the portion of the Credit Facility determined in Canadian Funds not utilized, accruing from and including the Closing Date. Standby fees shall be paid monthly, in arrears, on the third Business Day after each month end.

3.28     STANDBY FEES WAIVED

         If Royal elects not to make further advances pursuant to
Section 8.2(a) the Borrower shall cease to be obligated to pay standby fees from the Business Day next following the effective date of such termination.

3.29     EVIDENCE OF INDEBTEDNESS

         Royal shall open and maintain on its books at its Branch of Account, accounts and records evidencing Borrowings and other amounts owing by the Borrower to Royal under the Agreement. Royal shall record therein the amount of each Borrowing made available by way of Canadian Advances, U.S. Advances and Eurocurrency Advances and each payment of principal and interest on account thereof and shall record Guarantee Letters, Agreement Letters of Credit and Bankers' Acceptances issued, accepted, purchased and cancelled by it and all other amounts becoming due to it under the Agreement including interest, acceptance fees, standby fees, G/L Fees, L/C Fees and other fees and amounts and all payments on account thereof. Such accounts and records maintained by Royal shall constitute, in the absence of manifest error, PRIMA FACIE evidence of the indebtedness of the Borrower to Royal pursuant to the Agreement, the date Royal made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of principal and interest on the Borrowings, acceptance fees, standby fees, G/L Fees, L/C Fees and other fees and amounts payable pursuant to the Agreement and all other amounts owing hereunder.

3.30     SUBSTITUTE BASIS OF BORROWING FOR EUROCURRENCY ADVANCES

         If Royal determines, acting reasonably, (which determination shall be final, conclusive, and binding upon the Borrower) that:

     a) adequate and fair means do not exist for ascertaining the rate of interest on a Eurocurrency Advance;

     b) the cost to Royal of making, funding, or maintaining Eurocurrency Advances does not accurately reflect the effective cost to it thereof or that the costs to it are increased or the income receivable by it is reduced in respect of a Eurocurrency Advance;

     c) the making or the rollover of any Eurocurrency Advance or a portion of any Eurocurrency Advance by it has become impracticable by reason of circumstances which materially and adversely affect the London interbank market, or

     d) deposits in U.S. dollars are not available to it in the London interbank market in sufficient amounts in the ordinary course of business during the applicable Eurocurrency Interest Period for it to make, fund, or maintain the Eurocurrency Advance during such Eurocurrency Interest Period, then Royal may promptly notify the Borrower in writing of such determination setting forth the basis of its determination and Royal shall not thereafter be obligated to provide such Eurocurrency Advance. The Borrower shall, within ten days of receipt of notice of Royal's determination, notify Royal as to the substitute basis of Borrowing available under the Agreement which it has selected for such Eurocurrency Advance. If the Borrower has not so notified Royal, such Eurocurrency Advance shall automatically be converted to a U.S. Advance for all purposes under the Agreement at the Eurocurrency Maturity Date or the Drawdown Date, as the case may be.

3.31     ILLEGALITY FOR EUROCURRENCY ADVANCES

         If the introduction of or any change in applicable law, regulation, treaty, or official directive, or regulatory requirement (whether or not having the force of law), or the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, or if a judicial decision is rendered, which now or hereafter makes it unlawful, or prohibited for Royal (as determined by Royal in its sole and absolute discretion, acting reasonably) to make, fund, or maintain any Eurocurrency Advance or any portion thereof or to perform its obligations with respect to Eurocurrency Advances under the Agreement, Royal may, by written notice to the Borrower, suspend its obligations under the Agreement with respect to such Eurocurrency Advance affected by such illegality or prohibition for the duration of the period of such illegality or prohibition and the Borrower shall repay such Eurocurrency Advance forthwith (or at the end of such period as Royal in its sole and absolute discretion, acting reasonably, may determine), together with all accrued but unpaid interest, fees, costs and Compensation Amount as may be applicable to the date of payment or the Borrower may convert, without novation, such Borrowings or a portion thereof together with accrued interest to the date of conversion (or without such accrued interest if the Borrower elects to pay the same to Royal) into such other Borrowing Options as the Borrower may request by not more than two Banking Days notice to Royal. For the period from the date of such notice until the Borrower elects to convert to another Borrowing Option, the Borrowing affected by such illegality or prohibition shall, if not repaid, be converted into a U.S. Advance.

3.32      AGREEMENT LETTERS OF CREDIT AND GUARANTEE LETTERS

         Royal may permit the Borrower to utilize the Credit Facility to obtain from it Agreement Letters of Credit and Guarantee Letters in Canadian Funds or U.S. Funds, provided that:

     a) if an Agreement Letter of Credit or Guarantee Letter is issued by Royal for the account of the Borrower, the amount, determined in Canadian Funds, of the face amount of such Agreement Letter of Credit or Guarantee Letter shall, for the purpose of calculating the available amount for use by the Borrower of the Credit Facility, be deemed to be a utilization of the Credit Facility for the amount of and for the term of such Agreement Letter of Credit or Guarantee Letter;

     b) the Borrower will pay to Royal a fee determined by reference to the rates and pricing formula set forth in Schedule A calculated on the face amount determined in Canadian Funds of each Agreement Letter of Credit and Guarantee Letter calculated on the basis of the number of days (with thirty days as the minimum number of days) a particular Agreement Letter of Credit or Guarantee Letter will be outstanding. G/L Fees and L/C Fees shall be paid in Canadian Funds by the Borrower to Royal in advance of the issue thereof for the first three months or less and thereafter every three months or such lesser period;

     c) the Borrower will execute and deliver to Royal its standard form of application and agreement concerning Agreement Letters of Credit and Guarantee Letters and the Borrower agrees to comply therewith and be bound thereby. If any of the terms of Royal's standard form of application and agreement conflict with the Agreement, the terms of the Agreement shall prevail, and

     d) all other reasonable out-of-pocket disbursements and costs incurred by Royal in relation to the issuance of or payment pursuant to any Agreement Letter of Credit or Guarantee Letter issued on behalf of the Borrower shall be repaid to Royal by advances under the Credit Facility if such funds are available thereunder and, if not available thereunder, shall be repaid upon demand to the Borrower from Royal.


Royal shall pay on each Agreement Letter of Credit and Guarantee Letter in accordance with its terms, whereupon the amount of such payment shall be deemed for all purposes to be a Canadian Advance or U.S. Advance, as the case may be. The Borrower acknowledges to Royal that Royal has the sole discretion to refuse to make Agreement Letters of Credit and Guarantee Letters available to the Borrower.

3.33     EXCHANGE RATE FLUCTUATIONS

         If, due to exchange rate fluctuations or for any other reason, Borrowings in Canadian Funds calculated by Royal on the first Business Day of each month are in excess of the Credit Facility Royal may, if it wants the Borrower to reduce such excess, forthwith advise the Borrower, requesting a reduction of the excess. The Borrower shall, if so requested by Royal, within three Business Days of such request, provide to Royal full cash collateral in the amount of such excess or otherwise repay a portion of Borrowings from Royal in an amount equal to or greater than such excess. The rate of exchange to determine the amount of such excess shall be the Spot Buying Rate.


3.34     DETERMINATION OF AVAILABLE
         AMOUNT OF THE CREDIT FACILITY

         The available amount of the Credit Facility shall always be determined in Canadian funds with Borrowings by way of Eurocurrency Advances and U.S. Advances and amounts guaranteed in U.S. Funds by Guarantee Letters or Agreement Letters of Credit denominated in U.S. Funds converted to Canadian Funds by determining the Equivalent Amount of any such amounts.

                                   PART IV
                           BANKERS' ACCEPTANCES

4.1 Subject to Section 4.3, and provided the Borrower has not been notified by Royal by at least one Business Day preceding the proposed date for issuance of a Bankers' Acceptance that, because general market conditions have caused it to become impracticable to accept Drafts, it is no longer accepting Drafts in the ordinary course of business, the Borrower may utilize the Credit Facility by issuing Bankers' Acceptances. Each Bankers' Acceptance accepted by Royal shall be deemed to be a utilization of the Credit Facility for the term of such Bankers' Acceptance in an amount equal to the Face Amount.

4.2 For the purposes of the Agreement, the Face Amount of a Bankers' Acceptance shall be used when calculations are made to determine the amount of Borrowings.

4.3 The Borrower shall give Royal the following irrevocable notice prior to presenting its Drafts for acceptance:

     a) prior to 9:00 a.m. local time at Vancouver, British Columbia on the Business Day of presentation for Bankers' Acceptances aggregating less than Cdn$ or US$10,000,000;

     b) prior to 9:00 a.m. local time at Vancouver, British Columbia two Business Days immediately preceding the Business Day of presentation for Bankers' Acceptances aggregating Cdn$ or US$10,000,000 or more.

The Borrower shall also notify Royal by giving the same prior notice of the method it proposes for payment of Bankers' Acceptances on maturity as set out in Section 4.12.

4.4 The Borrower shall execute and deliver to Royal its form of undertaking with respect to Bankers' Acceptances and, if applicable, Royal's form of authorization and undertaking in respect of Jumbo Bankers' Acceptances and, to the extent any such authorization or undertaking is not inconsistent with the provisions of the Agreement, agrees to comply therewith. All Drafts presented by the Borrower for acceptance pursuant to
Section 4.1 shall be drawn on Royal's prescribed form.

4.5 The Borrower shall execute and deliver to Royal a supply of Drafts and Royal shall only deal with them in accordance herewith. Royal shall not be responsible or liable for its failure to accept a Draft as required hereunder if the cause of the failure is, in whole or in part, due to the failure of the Borrower to provide such instruments to Royal on a timely basis, nor shall Royal be liable for any damage, loss or other claim arising by reason of any loss or improper use of such instrument except a loss or improper use arising by reason of the negligence or wilful act of Royal. Royal agrees to use its best efforts to advise the Borrower in a timely manner when it requires additional executed Drafts.

4.6 In case any authorized signatory of the Borrower whose signatures shall appear on the pre-signed Drafts shall cease to have such authority before the creation of a Bankers' Acceptance with respect to such Draft, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such creation.

4.7 Royal will date the Drafts as required and shall, forthwith after acceptance, deliver the stamped Draft to the Borrower or, in accordance with the Borrower's instructions, to a person designated in writing by the Borrower. Royal is under no obligation to purchase a Bankers' Acceptance for its own account.

4.8 Drafts delivered by the Borrower to Royal to be held by it need only be held in safekeeping with the same degree of care as if they were Royal's property. If executed but incomplete Drafts are delivered to Royal, it may complete the same on behalf of the Borrower and in accordance with its instructions following a request from the Borrower to accept a Draft.

4.9 As an alternative to the Borrower providing a supply of Drafts to Royal the Borrower may request that Royal draw Drafts on behalf of the Borrower ("Jumbo Bankers' Acceptances"). If the Borrower has delivered to Royal its forms of undertaking and authorization in respect of Jumbo Bankers' Acceptances Royal may draw Drafts on behalf of the Borrower and complete such Drafts in accordance with the Borrower's requests from time to time.

4.10 Each Bankers' Acceptance shall be issued and shall mature on a Business Day.

4.11     If the Borrower fails to provide to Royal the notice required by
Section 4.3 or, having given notice of its intention to present a Draft for acceptance or to convert from or to Bankers' Acceptances, fails to act in accordance with such notice, then, Royal, in its discretion, may decline to accept Bankers' Acceptances presented without notice.

4.12 Subject to the notice of method of payment of maturing Bankers' Acceptances required by Section 4.3, the Borrower may provide for payment for each Bankers' Acceptance issued by it by payment to Royal of the Face Amount thereof by 10:00 a.m. local time at Vancouver, British Columbia on the maturity date of the Bankers' Acceptance at Royal's Branch of Account. If the Borrower fails to provide payment to Royal of an amount equal to the Face Amount of a Bankers' Acceptance on its maturity, then Royal shall pay the Face Amount of such Bankers' Acceptance which payment shall be determined for all purposes to be a Canadian Advance if the Bankers' Acceptance was denominated in Canadian Funds and a U.S. Advance if the Bankers' Acceptance was denominated in U.S. Funds.

4.13 The Borrower shall not claim from Royal any days of grace for the payment at maturity of any Bankers' Acceptances.

4.14 As an acceptance fee for the acceptance by Royal of the Borrower's Drafts against the Credit Facility the Borrower shall pay in advance to Royal at or prior to the time of such acceptance an acceptance fee at the rates set forth in Schedule A calculated in relation to the Face Amount of each Bankers' Acceptance and on the basis of the number of days from and including the date of acceptance to and including the day immediately preceding the date of maturity.

4.15 In the event of the acceptance by Royal of a Bankers' Acceptance before the date of a change of the rates for acceptance fees as set forth in Schedule A which Bankers' Acceptance matures or becomes due and payable after such date, the acceptance fee shall be calculated by using the applicable rates for Bankers' Acceptances for the number of days the Bankers' Acceptance is outstanding during the fee period. Royal shall calculate the amount, if any, of any adjustment to the rates of acceptance fees resulting from the application of this Section 4.15 and shall advise the Borrower of the amount of any such adjustment which shall be paid by it to Royal or by Royal to the Borrower by debiting or crediting the account of a Borrower, as the case may be.

4.16 Acceptance fees in respect of Bankers' Acceptances denominated in Canadian Funds shall be payable in Canadian Funds computed on the basis of a year of 365 days and in respect of Bankers' Acceptances denominated in U.S. Funds shall be payable in U.S. Funds computed on the basis of a year of 360 days. Acceptance Fees shall be adjusted from time to time in accordance with
Section 3.6.

4.17 If at any time any reserve requirement in respect of Bankers' Acceptances is imposed upon Royal by any Canadian governmental regulatory authority which results in an increase in the net cost to Royal of maintaining the Bankers' Acceptances outstanding, and Royal has not claimed an Additional Amount from the Borrower pursuant to Section 3.18 in relation to outstanding Bankers' Acceptances, it shall have the right, subject to Section 3.20, after giving notice to the Borrower, to adjust the amount of the acceptance fee as necessary to compensate it for such cost increase if it imposes a similar adjustment on all acceptance fees then in effect with other borrowers, and the Borrower shall pay to Royal at Royal's Branch of Account the amount of any such adjustment upon receipt of written notice thereof from Royal, which notice shall include details of Royal's calculations of the effect of such reserve requirements on its acceptance fees. The Borrower shall have the right to review the accuracy of such calculations.

4.18 No Banker's Acceptance shall mature on a date which is beyond the Termination Date.

                                    PART V
                           SECURITY FOR BORROWINGS

5.1      SECURITY FOR BORROWINGS

         As general and continuing security for the performance of all obligations of the Borrower hereunder and the prompt payment when due by the Borrower of its Borrowings under the Credit Facility and interest thereon and all other money for the time being and from time to time owing by the Borrower hereunder including fees, Breakage Costs, standby fees and other fees, default interest and the Borrower's guarantee of LGII's Breakage Costs, the Borrower shall confirm to Royal the continued designation of the Agreement as Class A Secured Indebtedness (as defined in the Collateral Trust Agreement) pursuant to the Collateral Trust Agreement, and entry on Schedule 1 of the Collateral Trust Agreement and the continued validity and enforceability of the Collateral Trust Security.

                                    PART VI
                      CREDIT FACILITY CONDITIONS PRECEDENT

6.1      CONDITIONS PRECEDENT TO INITIAL BORROWINGS

         Royal shall not be obliged to make an initial advance of the Credit Facility or to accept an initial Draft presented by the Borrower pursuant to
Part IV, whichever shall first occur unless, on the Closing Date, all representations and warranties contained in Part II are true and correct, no Event of Default has occurred and is continuing and on each of the following conditions being satisfied:

     a) the execution by the Borrower and delivery to Royal or confirmation of the prior execution and delivery and continued efficacy of the Collateral Trust Security and the completion of all such registrations, recordings and filings of or with respect to the Loan Documents and the delivery of all such documents as in the opinion of counsel to Royal are necessary or appropriate to render effective the security intended to be created thereby and to preserve and protect the rights of Royal thereunder;

     b) delivery by the Borrower to Royal of the following:

         i) duly executed copies of the Agreement together with all documents which the Borrower has covenanted to deliver under the Agreement and any other documents or instruments as in the opinion of counsel to Royal are reasonably necessary or appropriate to render effective the Agreement;

         ii)   a certificate of good standing of the Borrower;

         iii) a certified copy of a resolution or resolutions of the board of directors of the Borrower authorizing the Borrower to execute, deliver and perform its obligations under the Agreement and the instruments, agreements, certificates, papers and other documents contemplated therein and the manner in which and by whom the foregoing documents are to be executed and delivered;

         iv) an incumbency certificate of the Borrower setting forth the names of its directors and officers and specimen signatures of the individuals who sign the Agreement and the instruments, agreements, certificates, papers and other documents provided for or contemplated therein;

         v) a certificate of a responsible officer of the Borrower, to the effect that, on the Closing Date, no Event of Default has occurred which is continuing;

         vi) a favourable opinion of counsel for the Borrower (in form and content satisfactory to the solicitors for Royal) to the effect that:

               A. the Borrower validly exists as a company under the British Columbia Companies Act and is, according to the records of the Registrar of Companies for the Province of British Columbia, in good standing with respect to the filing of its annual returns;

               B. the Borrower has the corporate power and capacity to borrow money in the manner contemplated by the Agreement and to enter into, observe and perform the terms and obligations on its part to be observed and performed under the Agreement;

               C. the Borrower has duly authorized, executed and delivered the Agreement, the Agreement constitutes a valid and binding obligation of the Borrower and is enforceable against the

                   Borrower in accordance with its terms, save as
                   enforcement may be limited by:

                   (1) applicable bankruptcy, insolvency, moratorium, reorganization and similar laws at the time in effect affecting the rights of creditors generally;

                   (2) equitable principles which may limit the availability of certain remedies, including the remedy of specific performance;

                   (3) the inability of the courts of Canada to give judgement for payment in foreign currencies or for payment of the additional amounts referred to in Section 9.7;

                   (4) such other appropriate qualifications as counsel for Royal will accept, and

               D. so far as they are aware in their capacity as counsel for the Borrower in respect of this transaction, there are no actions, proceedings or investigations pending or threatened which question the validity of the Agreement, and, in addition, dealing with such other matters incidental to the transactions contemplated by the Agreement and the Loan Documents as Royal may reasonably and properly require;

         vii) except as set forth on Schedule B, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the officers of the Borrower or LGII, threatened against or affecting the Borrower or any other Subsidiary which could have a Material Adverse Effect, or for which there is reasonable likelihood that the Borrower or any Subsidiary would make a payment, whether in settlement or otherwise, in excess of US$50,000,000 and that other than any liability incident to such litigation, arbitration or proceedings, none of the Borrower or any other Subsidiary has any material contingent liabilities not provided for or disclosed in the financial statements;

         viii) an opinion of Messrs. Bull, Housser & Tupper, counsel for Royal (in form and content satisfactory to Royal but subject to the usual assumptions and qualifications) to the effect that the Agreement has been executed by the Borrower and delivered to Royal;

         ix) an undertaking of the Borrower, in form and content satisfactory to Royal and its solicitors, to repay or cause to be repaid by September 15, 1996 all indebtedness to Royal of 3144569 Canada Inc. and Paperman & Sons Inc.

6.2      CONDITIONS PRECEDENT TO SUBSEQUENT BORROWINGS

         It shall be a condition of each Borrowing that the representations and warranties contained in Part II shall be true on and as of the date of each Borrowing and that Royal is satisfied that there has been no material adverse change in the financial condition or operation of the Borrower. The Borrower will, upon request of Royal, deliver to Royal a certificate or certificates of an officer on behalf of the Borrower to that effect.

                                 PART VII
                        COVENANTS OF THE BORROWER

7.1      The Borrower covenants and agrees with Royal as follows:

POSITIVE COVENANTS

     a) that it will duly and punctually pay or cause to be paid all amounts required to be paid by it to Royal pursuant to the Agreement, including principal, interest, fees for Bankers' Acceptances, standby fees, Breakage Costs, fees for Treasury Contracts, G/L Fees and L/C Fees and any other amounts on the day, at the place, in the Currencies and in the manner set forth herein;

     b) that it will duly observe and perform or cause to be observed and performed each and all of the covenants and agreements required by it to be performed and observed as set forth in the Agreement;

     c) that it will, and it will cause each of its Subsidiaries, to at all times keep adequately insured by reputable insurers all assets and property in a manner and for amounts consistent with its current practices, and shall duly and punctually pay all premiums and other sums of money for maintaining such insurance;

     d) that it will give to Royal prompt notice of any Event of Default or any event that with notice or elapse of time may be an Event of Default;

     e) that it will, and it will cause each of its Subsidiaries to, file all material tax returns including income tax returns, corporation capital tax returns and other tax filings in all required jurisdictions;

     f) that it will, and it will cause each of its Subsidiaries to, pay all material taxes (except taxes in dispute which are being contested in good faith) including any interest and penalties and to pay or make adequate reserves for the ultimate payment of any tax payment which is being contested;

     g) that it will, and it will cause each of its Subsidiaries to, actively and diligently contest or cause to be contested in good faith, by appropriate and timely proceedings, or effect a timely and provident settlement of any action, suit, litigation or other proceeding the result of which could be expected to have a material adverse effect on the financial condition or operations of the Primary Business;

     h) that it will give to Royal prompt notice of any event of default under the Note Agreements or under the 1996 Credit Agreement;


     i) that it will, and it will cause each of its Subsidiaries to, observe and comply at all times with the provisions of all applicable laws, regulations, bylaws, ordinances and orders of any Governmental Body dealing in relation to its respective business with pollution of the environment, toxic and hazardous materials and waste and other environmental hazards, except in cases where the failure to observe or comply will not materially adversely affect the Primary Business, and, from time to time, upon reasonable request by Royal, will provide to Royal evidence satisfactory to Royal acting reasonably of such observance and compliance. The Borrower shall also provide to Royal notice of any material investigations, control orders, stop orders, injunctions, prosecutions or other regulatory procedures and lawsuits by any Governmental Body relating to pollution of the environment;

     j) that it will permit from time to time, as reasonably requested by Royal, any Person designated by Royal to examine (upon reasonable notice having been given) its books and financial records and will cause the Chief Financial Officer, or such other senior officer as may be appropriate, to discuss and explain, as the case may be, any of its affairs, finances and accounts and to provide such other information pertaining to its business as the said representative may reasonably require;

     k) that it will, and it will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgements, injunctions, decrees or awards to which it may be subject;

     l) that it will, and it will cause each of its Subsidiaries to, maintain in full force and effect all leases, licences, permits, consents and regulatory approvals necessary for the due carrying on of their respective businesses except that, in the case of any Subsidiary, the failure to maintain such leases, licences, permits, consents and regulatory approvals could not, when taken together with all similar failures by such Subsidiary and each other Subsidiary, reasonably be expected to have a Material Adverse Effect;

     m) that it will comply and it will cause LGII and each of their respective Subsidiaries to comply in all material respects with those provisions of Article III of the Collateral Trust Agreement which govern the granting and maintenance of the first priority security interest in favour of the Trustee for the equal and ratable benefit of all Senior Secured Parties (as defined in the Collateral Trust Agreement);

     n) that it will, and it will cause each of its Subsidiaries to carry on and conduct its respective business in substantially the same manner and in substantially the same fields of enterprise as conducted on the Closing Date and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which its business requires it to be so authorized;

NEGATIVE COVENANTS

     o) that it will not, without the prior written consent of Royal, nor will it permit any of its Subsidiaries to, merge, amalgamate, enter into any corporate reorganization or otherwise modify its respective corporate structure in any way which would materially adversely affect the asset base or cash flow of the Primary Business;

     p) that it will not, nor will it permit any of its Subsidiaries to make any Acquisition of any Person other than a Permitted Acquisition;

     q) that it will not, nor will it permit any of its Subsidiaries to create, incur or suffer to exist any Indebtedness; except:

         i)   normal day to day trade credit arrangements;

         ii) Borrowings and guarantees under the Agreement, Agreement Letters of Credit, Guarantee Letters, Bankers' Acceptances and utilization of the facilities availed under the 1996 Credit Agreement;

         iii) Indebtedness existing as of the close of business on March 31, 1996 set out in Schedule C;

         iv)  Indebtedness secured by Permitted Encumbrances;

         v) additional indebtedness permitted under the 1996 Credit Agreement which may include but is not limited to:

              A. the proforma Consolidated Fixed Charges Coverage Ratio of at least equal to 2.25:1 as provided therein, if applicable;

              B. any additional indebtedness of any Subsidiaries, other than LGII, provided such additional indebtedness does not exceed 10.0% of Consolidated Net Worth, and

              C. subject to giving pro forma effect thereto, any additional indebtedness of the Borrower or any of its Subsidiaries, provided that Consolidated Indebtedness does not, after including any such indebtedness, exceed 60.0% of Consolidated Capitalization;

     r) that it will not without the prior written consent of Royal, nor will it permit any of its Subsidiaries to, grant, create, assume, suffer or permit any Lien on any of its respective assets or operations except for Permitted Encumbrances, Liens granted by the Borrower or any Subsidiary in favour of the Borrower or any Subsidiary, as the case may be, Liens arising in connection with any sale of accounts receivable or other comparable financial assets permitted under the 1996 Credit Agreement, and Liens permitted under Section 7.18(a) of the 1996 Credit Agreement;

     s) that it will not, nor will it permit any of its Subsidiaries (other than an SPV in connection with a Permitted Receivables Securitization), to enter into any agreement or other arrangement under the terms of which the Borrower or any Subsidiary (other than any such SPV) would be restricted from performing its respective obligations under the Collateral Trust Agreement, the 1996 Credit Agreement, the Agreement or any other loan document to which it is a party;

     t) that it will not, nor will it permit any of its Subsidiaries to create, incur or suffer to exist obligations to make payments in respect of covenants not to compete, determined in the aggregate for LGII and all Subsidiaries, and payable during any one fiscal year, except as permitted under the 1996 Credit Agreement;

     u) that it will not, nor will it permit any Subsidiary to either declare, make or incur any liability to make any Corporate Distribution, except as permitted under the 1996 Credit Agreement;

     v) that it will not, nor will it permit any Subsidiary to make or suffer to exist any investment or commitment except as permitted under the 1996 Credit Agreement;

     w) that it will not, nor will it permit any of its Subsidiaries to lease, sell, or otherwise dispose of Property, except as permitted under the 1996 Credit Agreement;

     x) that it will not, nor will it permit LGII without the consent of Royal, to amend or consent to any amendment of any of the provisions of the 1996 Credit Agreement or the Collateral Trust Agreement specifically cross referenced, directly or indirectly, in the Agreement;

     y) that it will not, without the consent of Royal, amend in any material way the 1996 Credit Agreement or the Collateral Trust Agreement;

REPORTING COVENANTS

     z) that it will, and it will cause each of its Subsidiaries, to at all times keep or cause to be kept proper books of account and that it will furnish to Royal within 120 days after the close of each fiscal year Sufficient Copies of its annual consolidated audited financial statements which shall contain no material qualifications as to the scope of their examination except as to the furnishing of information to them, and, except for the year end fiscal quarter, within 60 days of the close of each fiscal quarter Sufficient Copies of each of:

         i) its quarterly consolidated unaudited financial statements including a balance sheet and a statement of profit and loss;

         ii) quarterly consolidated unaudited financial statements for the Canadian operations of the Borrower;

         iii) quarterly consolidated unaudited financial statements for the U.S.A. operations of the Borrower, and

         iv) that it will, and it will cause LGII to, contemporaneously with the filing or registering of any Report by it or LGII or any of their respective Subsidiaries with any Regulatory Authority, send or cause to be sent Sufficient Copies of each Report to Royal;

     aa) that it will deliver to Royal within 60 days of the end of each fiscal quarter (except for its last fiscal quarter in which case within 120 days of the end of such fiscal quarter) a compliance certificate signed by its Chief Financial Officer and in substantially the same form attached as Schedule D which sets forth the calculations of the amounts and ratios comprised in the financial covenants set out in Section 7.1(ac) to Section 7.1(ag), inclusive. The certificate shall also certify to the best of the Chief Financial Officer's knowledge after diligent inquiry as at the quarter end referred to in the certificate that, except as disclosed, no Event of Default has occurred nor has any event occurred which with the giving of notice or the passage of time or both would constitute an Event of Default, and the covenants contained in the Agreement have not been breached and that no facts exist which would reasonably be expected to result in a breach of such covenants during the next fiscal quarter of the Borrower;

     ab) that it will, and it will cause LGII to deliver to Royal contemporaneously with delivery to the Lenders pursuant to the 1996 Credit Agreement, Sufficient Copies of all summaries, lists, copies of notices or claims and other relevant documents required to be provided by the Borrower or LGII, as the case may be, to the Lenders pursuant to Sections 7.1(h), 7.1(k), 7.1(m) and 7.1(n) of the 1996 Credit Agreement;

Financial Covenants

     ac) that it will maintain at all times a Consolidated Net Worth (excluding the cumulative effect of currency translation adjustments) of at least the sum of:

         i) Consolidated Net Worth (excluding the cumulative effect of currency translation adjustments) as of December 31, 1995, plus

         ii) the net proceeds to the Borrower from consummation of the Equity Placement and the issuance by the Borrower from time to time of preferred stock in exchange for the First Preferred Series C Receipts pursuant to the terms thereof, plus

         iii) the sum of 50% of Consolidated Net Income for each fiscal quarter ended after January 1, 1996 (but only to the extent that, in the case of any such fiscal quarter, Consolidated Net Income for such fiscal quarter is at least $1.00), plus

         iv) 66-2/3% of the aggregate amount of the net cash proceeds received by the Borrower and Subsidiaries from the issuance or sale on and after January 1, 1996 (other than sales or issuance to the Borrower or any other Subsidiary and other than pursuant to the Equity Placement or in connection with the issuance by the Borrower from time to time of preferred stock in exchange for the First Preferred Series C Receipts pursuant to the terms thereof) of capital stock of the Borrower or Indebtedness of the Borrower or any other Subsidiary which has been converted into capital stock of the Borrower;

     ad) that it will maintain at all times a Consolidated Tangible Net Worth of at least $150,000,000 (excluding the cumulative effect of currency translation adjustments);

     ae) that it will not permit the ratio of Consolidated Indebtedness to Consolidated Capitalization at any time to exceed 0.60 to 1.00;

     af) that it will maintain, at all times:

         i)  an Interest Coverage Ratio of not less than 2.75 to 1.00, and

         ii) a ratio of EBITDA for the most recently ended fiscal quarter to Consolidated Interest Charges for such fiscal quarter of not less than 1.50 to 1.00;

     ag) that it will not permit the ratio of Consolidated Indebtedness to Adjusted EBITDA, for the most recently ended period of four consecutive fiscal quarters, to be greater than:


         i) 5.50 to 1.00, at any time through to and including December 31, 1996, or

         ii) 5.00 to 1.00, at any time after December 31, 1996.

                                   PART VIII
                               EVENTS OF DEFAULT


8.1      DEFINITION OF EVENT OF DEFAULT

         The occurrence of any one or more of the following events constitutes an Event of Default hereunder:



         a) if the Borrower makes default in any payment of principal when the same becomes due under the Agreement and such default shall have continued for three Business Days after notice has been given by Royal to the Borrower;

         b) if the Borrower makes default in any payment of interest, G/L Fees, L/C Fees, fees, Compensation Amount, Additional Amount or like payments when the same become due under the Agreement and such default shall have continued for a period of five days after notice has been given by Royal to the Borrower,

         c) if the Borrower makes, suffers or permits a default in observing or performing any covenant or condition of the Agreement, any Treasury Contract or any other agreement with Royal and such default shall have continued for a period of ten days after notice in writing has been given by Royal to the Borrower specifying such default;

         d) if there is a default by the Borrower or any of its Subsidiaries which results in the acceleration of payment by the Borrower or any of its Subsidiaries of Indebtedness in excess of US$5,000,000 or the Equivalent Amount in Canadian Funds or concerning its performance or the performance of any of its Subsidiaries of other covenants or conditions of Indebtedness in excess of US$5,OOO,OOO or the Equivalent Amount in Canadian Funds which results in demand or the acceleration of maturity of such Indebtedness;

         e) if any representation, warranty or statement made by the Borrower herein or in any certificate furnished in connection with or pursuant to the Agreement shall prove to be or to have been incorrect on the date as of which it was made in any respect materially adverse to Royal, in Royal's discretion;

         f) if an order be made or an effective resolution be passed for the winding-up of the Borrower or any of its Subsidiaries (other than a Subsidiary of the Borrower which does not materially adversely affect the Primary Business) or if the Borrower or any of its Subsidiaries on its own behalf shall make an assignment for the benefit of its creditors or if the Borrower or any of its Subsidiaries shall be declared bankrupt or if a custodian or receiver be appointed under any bankruptcy act or code or if a compromise or arrangement is proposed by the Borrower or any of its Subsidiaries to creditors or any class of creditors, or if a receiver, receiver-manager or other officer with like powers shall be appointed, or if an encumbrancer shall take possession of the property of the Borrower or any of its Subsidiaries or any part thereof (in all of such cases other than a Subsidiary of the Borrower which does not materially adversely affect the Primary Business), which is, in the opinion of Royal, material to the Primary Business or if a distress or execution or any similar process be levied or enforced against a substantial or essential part of such property and remain unsatisfied for a period of thirty days, unless such distress, execution or similar process is in good faith disputed by the Borrower or any such Subsidiary and, if so required by Royal, the Borrower or any such Subsidiary gives adequate security to Royal to pay in full the amount claimed;

         g) if a writ of execution, attachment or similar process has been issued or levied against all, or a substantial portion of, the property of the Borrower in connection with any judgement against the Borrower in any amount which materially affects the property of the Borrower, and no application has been brought to stay such writ of execution, attachment or similar process which application has, in the reasonable opinion of Royal, a reasonable chance of success;

         h) if there is an event of default under any of the Note Agreements, the 1996 Credit Agreement or under the MEIP Credit Agreement which results in the acceleration of the maturity of any of the Notes or acceleration of the indebtedness owing under the 1996 Credit Agreement or under the MEIP Credit Agreement and any such acceleration shall not have been rescinded or annulled in accordance with the provisions of the applicable
             Note Agreement, the 1996 Credit Agreement or the MEIP Credit Agreement, as the case may be;

         i) if the Collateral Trust Agreement shall fail to remain in full force or effect, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Collateral Trust Agreement, or any pledgor thereunder shall fail to perform its obligations under or otherwise comply with any of the terms or provisions of the Collateral Trust Agreement, or any pledgor thereunder shall deny that it has any further liability under the Collateral Trust Agreement, or shall give notice to such effect, or any portion of the shares of stock pledged, or security interests granted, pursuant to the Collateral Trust Agreement shall cease to be validly perfected in favour of the Trustee for the benefit of the secured parties under the Collateral Trust Agreement, or (except as otherwise provided in the Collateral Trust Agreement and except to the extent such pledged shares represent Minority Interests and excepting shares of Subsidiaries in respect of which acquisition conditions or requirements have not been completed) such pledged shares shall fail to represent 100% of the outstanding shares of stock of the Subsidiaries whose shares of stock are subject to the Collateral Trust Agreement.

8.2      REMEDIES

         Upon the occurrence of any Event of Default and at any time thereafter, provided the Event of Default has not been waived by Royal or the Borrower has not theretofore remedied all outstanding Events of Default within the prescribed time period, Royal may, by notice to the Borrower:


     a) terminate its obligations hereunder to make any further advances or conversions under the Credit Facility or to accept Drafts of the Borrower or to enter into Treasury Contracts;

     b) declare Borrowings under the Credit Facility, interest, fees, costs including Breakage Costs and any other moneys owing to it under the Agreement by the Borrower, including amounts owing or liabilities in respect of Bankers' Acceptances which have not yet matured and Agreement Letters of Credit and Guarantee Letters, to be immediately due and payable on the date which is twenty Business Days after Royal delivers such notice to the Borrower, or, that earlier date on or after delivery of such notice when Royal determines that the Loan Documents or the Primary Business may be materially prejudiced, endangered or adversely affected ("Acceleration Date") and such monies and liabilities shall forthwith become due and payable on the Acceleration Date without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived;

     c) enforce all rights and remedies granted under the Loan Documents provided however that any such enforcement shall not be commenced until on or after the Acceleration Date;

     d) convert any portion of the Credit Facility denominated in Eurocurrency Funds together with unpaid interest thereon, into U.S. Funds or Canadian Funds;

     e) terminate any Treasury Contracts in accordance with their respective terms.

The Borrower expressly acknowledges and agrees that the date which is twenty Business Days after Royal delivers such notice to the Borrower affords and will afford a reasonable period of time to make payment of the outstanding balance advanced under the Credit Facility, interest, fees, Breakage Costs, costs and other monies owing by the Borrower under the Agreement. Royal acknowledges and agrees that interest, if any, earned or received by it as a result of the redeployment or other application of monies paid by the Borrower pursuant to a demand made under Section 8.2(b) in respect of Banker's' Acceptances, Guarantee Letters or Agreement Letters of Credit which have not yet matured shall be credited or otherwise applied for the benefit of the Borrower.

8.3 OUTSTANDING GUARANTEE LETTERS, AGREEMENT LETTERS OF CREDIT, ETC., ON ACCELERATION DATE

         If there are Guarantee Letters, Agreement Letters of Credit or Bankers' Acceptances outstanding on the Acceleration Date the Borrower shall at such time deposit

(at interest to be credited to the Borrower at the Royal's rate for term deposits appropriate to the currency, amount and terms of any such Guarantee Letters, Agreement Letters of Credit or Bankers' Acceptances, as the case may be,) in cash collateral accounts to be opened and maintained by Royal amounts in Canadian Funds, U.S. Funds or both, as the case may be, equal to the aggregate of the Face Amounts of all such unmatured Bankers' Acceptances and the amount of the Guarantee Letters or Agreement Letters of Credit, as the case may be. Amounts held in such cash collateral accounts shall be applied by Royal to the payment of maturing Bankers' Acceptances and payment obligations, if any, pursuant to Guarantee Letters and Agreement Letters of Credit, as the case may be, and any balances in such accounts shall be applied to repay other obligations of the Borrower in accordance with the provisions of the Agent.


8.4      REMEDIES CUMULATIVE

         No remedy conferred on Royal is intended to be exclusive. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or equity or by statute or otherwise. The exercise or commencement of exercise by Royal of any one or more of such remedies shall not preclude the simultaneous or later exercise by Royal of any or all other such remedies.


8.5      WAIVERS

         Royal may, by written instrument at any time and from time to time waive any breach by the Borrower of any of the covenants or Events of Default herein. No course of dealing between the Borrower and Royal nor any delay in exercising any rights hereunder or under any of the Loan Documents shall operate as a waiver of any rights of Royal.

8.6      APPLICATION OF PAYMENTS FOLLOWING ACCELERATION

         After any acceleration of payment of Borrowings pursuant to the Agreement, Royal may apply any monies received by it towards repayment of Borrowings under the Credit Facility as it deems appropriate.


                                     PART IX
                                     GENERAL

9.1      WAIVER OR MODIFICATION

         No failure or delay on the part of Royal in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

9.2      AMENDMENT AND WAIVER PROCEDURES

         No amendment, modification or waiver of any condition of the Agreement or consent to any departure by the Borrower therefrom shall, in any event, be effective unless the same shall be in writing signed by Royal. No notice to or demand on the Borrower shall by reason thereof entitle the Borrower to any other or further notice or demand in similar or other circumstances unless specifically provided for in the Agreement.


9.3      SUCCESSORS AND ASSIGNS

         The Agreement shall be binding upon and enure to the benefit of the Borrower and Royal and their respective successors and permitted assigns. The Borrower shall not, without the prior written consent of Royal, assign any rights or obligations with respect to the Agreement, the Loan Documents, any Bankers' Acceptances, Guarantee Letters, Agreement Letters of Credit or any other agreement or document contemplated under the Agreement.


9.4      TIME OF THE ESSENCE

         Time shall be of the essence hereof.


9.5      FURTHER ASSURANCES

         The Borrower will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents (including certificates, declarations, affidavits, reports and opinions) and things as Royal may reasonably require for the purpose of giving effect to the Agreement.


9.6      SET-OFF

         In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights Royal is authorized at any time or from time to time without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to set-off, compensate and to appropriate and to apply any and all deposits, matured or unmatured, general or special, held for or in the name of the Borrower and any other indebtedness or liability at any time owing or payable by Royal to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower due and payable to Royal under the Agreement including all claims of any nature or description arising out of or connected with the Agreement, irrespective of currency and whether or not Royal has made any demand under the Agreement and although these obligations, liabilities or claims of the Borrower are contingent or unmatured. Royal and the Borrower acknowledge and agree that this paragraph is not intended to create and shall not be construed as creating and does not create a security interest in any Property of the Borrower.

9.7      JUDGEMENT CURRENCY

         If for the purposes of obtaining judgement in any court in any jurisdiction or for any other purpose hereunder it becomes necessary to convert into the currency of such jurisdiction ("Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then such conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For such purpose "rate of exchange" means the spot rate at which Royal, on the relevant date at or about 1200 hours Toronto, Ontario local time, would be prepared to sell a similar amount of such currency in Toronto, Ontario against the Judgement Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgement is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under the Agreement in such other currency. Any additional amount due from the Borrower under this paragraph shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of the Agreement.


9.8      ACCOUNT DEBIT AUTHORIZATION

         The Borrower authorizes and directs Royal to automatically debit, by mechanical, electronic or manual means, the bank accounts of the Borrower maintained with Royal for all amounts payable under the Agreement, including but not limited to the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.


9.9      EXPENSES

         All statements, certificates, opinions and other documents or information required to be furnished to Royal by the Borrower under the Agreement shall be supplied by the Borrower without cost to Royal. In addition, the Borrower agrees to pay promptly to Royal on demand, all reasonable legal fees and other reasonable expenses which are incurred from time to time by Royal in respect of the documentation, preparation, registration, negotiation, execution and administration of the Agreement and Loan Documents (including any value added, goods and services, business transfer tax or other similar taxes payable in connection with the execution, delivery or enforcement of the Agreement and Loan Documents) provided pursuant to the Agreement, and all expenses which are incurred from time to time by Royal in respect of the enforcement of the Agreement and Loan Documents.


9.10     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties made in Part II shall survive the execution and delivery of the Agreement, the Loan Documents and the Closing Date and continue in full force and effect until the full payment and satisfaction of all monies due hereunder.

9.11     NOTICE PROCEDURE

         Any demand, request, notice or consent to be given under the Agreement shall be in writing and shall be given by delivering or faxing the same (and if faxed will be effective if immediately followed by delivery of such written demand, request, notice or consent) addressed as indicated opposite the names of the signatories on the signature pages of the Agreement. Any party hereto may by notice given in the manner provided herein change its address for notice under the Agreement.


9.12     NOTICE RECEIVED

         Any such demand, request, notice or consent sent as aforesaid shall be deemed to have been received by the party to whom it is addressed upon delivery, if delivered, or if such date of delivery is not a Business Day on the next following Business Day, and the next Business Day following transmission if sent by telecopy.


9.13     INDEMNITY

         The Borrower hereby indemnifies and holds harmless Royal from all losses, damages, reasonable expenses and liabilities sustained or incurred by Royal as a result of any default hereunder by the Borrower or any written misrepresentation in connection herewith.


9.14     COUNTERPARTS

         The Agreement may be executed in any number of counterparts with the same effect as if all parties had all signed the same document. All counterparts will be construed together and will constitute one and the same agreement.


9.15     REASONABLE CONSENT OR APPROVAL OF THE PARTIES

         The parties hereto acknowledge and confirm that:

     a) where any of them is required to exercise its discretion or grant its approval or consent pursuant to a provision in the Agreement, it shall act reasonably in the exercise of its discretion and will not unreasonably withhold or delay the granting of its approval or consent, and

     b) the Borrower may rely on any consent, approval, calculation or determination provided to it by Royal pursuant to the Agreement.


9.16     ENTIRE AGREEMENT

         Save as provided herein and in the instruments and documents contemplated or provided for hereunder, the Agreement contains the whole agreement between the parties with respect to the Credit Facility and there are no other terms, conditions, representations or warranties with respect thereto except as contained herein.

            IN WITNESS WHEREOF the parties hereto have caused the Agreement to be duly executed on July 31, 1996.

THE CORPORATE SEAL of THE                  ) The Loewen Group Inc.
LOEWEN GROUP INC. was hereunto             ) 4126 Norland Avenue
affixed in the presence of:                ) Burnaby, B.C. V5G 3S8
                                           ) Attn. Vice-President,
                                           ) Finance
__________________________                 ) with a copy to Vice-President, Law
Dwight K. Hawes                            ) (at the above address)
                                           ) Tel: (604) 299-9321
                                           ) Fax: (604) 473-7305  C/S
                                           )
                                           )
                                           )
                                           )
                                           )
ROYAL BANK OF CANADA                       )
                                           )
By:_______________________                 )
   Gerald W. Derbyshire                    ) Royal Bank of Canada
   Senior Account Manager                  ) Corporate Banking
                                           ) Multinational
                                           ) 36th Floor
                                           ) 1055 West Georgia Street
By:______________________                  ) Vancouver, B.C.
 Rosanne Bubas                             ) V6E 3S5
 Account Manager                           ) Tel: (604) 665-4111
                                           ) Fax: (604) 665-6465
                                           )
                                           )
                                           )